Exhibit 10.1


Portions of this Exhibit have been omitted pursuant to a Request for Confidential Treatment


THE SYMBOL "[**]" IS USED TO INDICATE WHERE A PORTION OF THIS EXHIBIT HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. A COMPLETE COPY OF THIS EXHIBIT, CONTAINING ALL OF THE OMITTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.




                        GENEREX BIOTECHNOLOGY CORPORATION

                                       AND

                              ELI LILLY AND COMPANY



                        DEVELOPMENT AND LICENSE AGREEMENT




                                September 5, 2000

                        DEVELOPMENT AND LICENSE AGREEMENT

         This Development and License Agreement ("Agreement") is made and entered into as of the 5th day of September, 2000 (the "Effective Date") by and between GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation, having its principal place of business at 33 Harbour Square, Suite 202, Toronto, Canada M5J 2G2 ("Generex") and ELI LILLY AND COMPANY, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 ("Lilly"). Generex and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties," and references to "Generex" and "Lilly" shall include their respective Affiliates.


                                    Recitals

         WHEREAS, Lilly is engaged in discovering, developing and marketing pharmaceutical products.

         WHEREAS, in pursuit of these objectives, Lilly has developed and is commercializing insulin products for markets throughout the world.

         WHEREAS, Generex is engaged in the research and development of proprietary devices and formulations for buccal drug delivery.

         WHEREAS, Lilly desires to pursue development of a Generex Formulation (as defined below) of insulin together with a suitable Device (as defined below) for buccal delivery of insulin and at Lilly's option certain other compounds.

         WHEREAS, Lilly desires to obtain an exclusive, worldwide license to commercialize Products (as defined below) based upon such Formulation of insulin together with a suitable Device developed pursuant to the terms of this Agreement.

         WHEREAS, Generex desires to have Lilly pursue development of such Formulation together with a suitable Device and to grant an exclusive license thereto pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, the Parties hereto agree as follows and intending to be legally bound hereby:

                                    ARTICLE 1
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

1.1 "Adverse Event" means any untoward happening in a patient or subject during or after administration of Compound via Device, without regard to a causal relationship between Compound, Device and the event. "Serious Adverse Event" means any Adverse Event with the following conditions: death, life-threatening, hospitalization, permanent disability, or congenital anomaly.

1.2 "Affiliate" of a Party hereto means any corporation or business entity of which such Party, at the time in question, is directly or indirectly controlling, controlled by, under common control, owned by or owns an amount of more than fifty percent (50%) of the stock having the right to vote for directors thereof or demonstrates controlling management presence (i.e., possesses the power to direct or cause the direction of the management and policies of such entity) at fifty percent (50%) or less of the aforementioned stock.

1.3 "Calendar Quarter" means the three-month period ending on March 31, June 30, September 30, or December 31.

1.4      "Calendar Year" means the twelve-month period ending on December 31.

1.5 "cGCP" means the then current Good Clinical Practice Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those regulations or guidelines expressed or implied in the regulatory filings made with respect to the Product with the FDA or foreign regulatory agents.

1.6 "cGLP" means the then current Good Laboratory Practices promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to the Product with the FDA or foreign regulatory agents.

1.7 "cGMP" means current Good Manufacturing Practices as defined in the U.S. regulations 21 CFRss.210 et seq., and the EEC Guide to Good Manufacturing Practices for Medicinal Products (Vol. IV Rules Governing Medicinal Products in the European Community 1992).

1.8 "Change of Control" means, with respect to either Party, any of the following events: (i) the acquisition by any Person or Group, other than a Person or Group controlling such Party as of the Effective Date, of "beneficial ownership" (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the shares of such

         Party's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of such Party's Board of Directors or equivalent body (the "Board of Directors") (the "Voting Stock"); (ii) the first day of which less than two-thirds of the total membership of such Party's Board of Directors shall be Continuing Directors (as such term is defined below); (iii) the approval by the shareholders of such Party of a merger, share exchange, reorganization, consolidation or similar transaction of such Party (a "Transaction"), other than a Transaction which would result in the Voting Stock of such Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the Voting Stock of such Party or such surviving entity immediately after such Transaction; or (iv) approval by the shareholders of such Party of a complete liquidation of such Party or a sale or disposition of all or substantially all of the assets of such Party. For purposes of this definition, "Continuing Directors" means individuals serving as of the date hereof on such Party's Board of Directors and any individuals elected after the date hereof whose election or nomination was approved by at least a majority of the Continuing Directors serving at the time.


1.9 "Compound" means insulin, its analogs, fragments, mimetics, peptides and related proteins acting in a similar manner to insulin including, without limitation, insulin, [**] .

1.10 "Compound Product" means a category of Product developed in the Field that all contain the named Compound. For example, one category of Compound Product will be "Insulin Product" where the term Insulin Product shall include all Products that contain insulin. Other categories of Compound Product could be [**] .


1.11 "Compulsory License" means a compulsory license under the Generex Patents or Generex Know-How obtained by a Third Person through the order, decree, or grant of a competent governmental authority, authorizing such Third Person to manufacture, use, sell, offer for sale or import a Product in a particular Territory.

1.12 "Confidential Information" means each Party's confidential information, inventions, know-how (including Program Know-How) and data, and shall include, without limitation, information relating to research and development plans, experiments, results and plans, the existence of compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and manufacturing, marketing, financial, regulatory, personnel and other business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired later, except where such information (i) is public knowledge at the time of disclosure by the disclosing Party, (ii) becomes public knowledge through no fault of the receiving Party, (iii) was in the possession of the receiving Party at the time of disclosure by the disclosing Party as evidenced by proper business records, or (iv) is disclosed to the disclosing Party by a Third Person, to the extent such Third Person's disclosure was not made on a confidential basis or in violation of any obligation of confidentiality.

1.13 "Control" (including variations thereof such as "Controls," "Controlling" and "Controlled") means the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Person.

1.14 "Cover" (including variations thereof such as "Covering", "Covered", and "Coverage") means that the manufacture, use, import, offer for sale or sale of a Product would infringe a Valid Claim; provided, with respect to a process or manufacturing patent, that such a Valid Claim therein effectively precludes a Third Person from manufacturing, using, importing, offering for sale, or selling the Product. The determination of whether a Product is Covered by a particular Valid Claim shall be made on a country-by-country basis. A Valid Claim shall be deemed to provide effective preclusion hereunder where (i) there is no competing buccal spray product being marketed, or (ii) if a buccal spray product is being marketed by a competitor, it infringes a Valid Claim (including any period in which, and provided that, the Valid Claim is being litigated).

1.15 "Device" means any device for the buccal delivery of drugs designed and/or manufactured by or for Generex or Lilly. "Standard Device" means the preliminary device Generex is currently developing for use for buccal delivery of drugs, which is substantially similar to that represented by the prototype in existence as of the Effective Date, as well as any improvements and/or changes (material or otherwise) to the Device which occur as a result of development efforts hereunder after the Effective Date. Specifications for the Standard Device represented by the prototype in existence as of the Effective Date will be provided by Generex as Exhibit F and which shall include updates and amendments by the Parties thereto. Unless otherwise noted, the use of the term "Device" in this Agreement is not intended to indicate the definition of "device" in the Federal Food, Drug and Cosmetic Act, as amended or to definitions by other regulatory authorities in the Territory.

1.16 "EMEA" means European Medicine Evaluation Agency or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products in the European Union.

1.17 "FDA" means the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products in the United States.

1.18     "Field" means the buccal delivery of Product.

1.19 "Generex Formulation" or "Formulation" means the formulation owned and Controlled by Generex that Generex has been researching including research carried out in Phase I and Phase II Clinical Trials prior to the Effective Date. A description of the Formulation including the quantity and identity of all ingredients and a general description of how to make such Formulation have been provided by Generex to Lilly by letter dated the Effective Date.

1.20 "Generex's Fully Burdened Manufacturing Costs" means the sum of the following costs incurred by Generex to the extent allocable to Products and components thereof sold to Lilly: Generex's cost of direct materials, direct labor and manufacturing overhead. For avoidance of any doubt, notwithstanding anything to the contrary in this Agreement, Generex's Fully Burdened Manufacturing Cost shall specifically exclude:
         (i) capacity costs not allocable to Products; (ii) any cost associated with reimbursing Lilly with respect to Wasted Compound; (iii) any royalties and/or indemnification that Generex is obligated to pay under this Agreement (e.g., Sections 6.3(c), 6.3(d), 11.2 and 13.3); (iv) any costs incurred by Generex in connection with improvements and changes to the Standard Device as described in Section 3.1(a) of this Agreement; (v) any item that Generex is financially responsible for under this Agreement (except direct depreciation associated with manufacturing as allowed for in Section 7.1(f)(2)); or (vi) any item that Generex has already been compensated for by Lilly under this Agreement. Generex's Fully Burdened Manufacturing Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles ("GAAP") consistently applied. Furthermore, the methodology to be used in making the allocations referred to above shall be disclosed by Generex to Lilly and shall be consistent with Generex's methodology for other products and shall be consistent from year-to-year.

1.21 "Generex Know-How" means all Know-How that is (a) owned and Controlled by Generex or any of its Affiliates before the Effective Date of this Agreement, and (b) useful or necessary in the Field. Generex Know-How does not include Generex Patent Rights.

1.22 "Generex Patent Rights" means (a) all patent applications including any provisionals, substitutes, renewals, registrations, confirmations, re-examinations, extensions, reissues, divisionals, continuations, continued prosecutions, continuation-in-part and any foreign counterparts thereof; and (b) any patents that issue from such patent applications that contain or result in a Valid Claim that Covers a method, apparatus, composition, formulation, including the Generex Formulation, or process necessary or useful in the Field, which patent or patent application is owned or Controlled by Generex or any of its Affiliates, as of the Effective Date. A list of Generex Patent Rights will be provided by Generex to Lilly and attached to this Agreement as Exhibit E and shall include updates and modifications provided quarterly by Generex. Generex Patent Rights do not include Generex Know-How.

1.23     "Generex Rights" means Generex Patent Rights and Generex Know-How.

1.24 "Group" means two (2) or more Persons acting in concert to acquire and jointly exercise control of a Party.

1.25 "IND" means an Investigational New Drug application filed with FDA or any equivalents of such items in countries within the Territory.


1.26 "Initiation of Phase III Clinical Trials" means the first administration of a Compound Product in a patient pursuant to Phase III Clinical Trials conducted by Lilly.

1.27 "Intellectual Property Rights" means all patents, copyrights, trademarks, trade secrets and know-how necessary to make, use, sell, offer for sale, and import Products and/or components thereof.

1.28 "Know-How" means any and all information, data, items, material and knowledge in the Field including, without limitation, any and all suggestions, descriptions, ideas, inventions that are not patented, know-how, trade secrets, techniques, strategies, methods, syntheses, processes, practices, skills, experience, documents, apparatus, devices, chemical formulations, compounds, composition of matter, chemical samples, assays, screens, databases, databases structures and data analysis methods in the Field.

1.29 "Lilly Know-How" means all Know-How that is (a) owned and Controlled by Lilly or any of its Affiliates before the Effective Date of this Agreement, and (b) useful or necessary in the Field. Lilly Know-How does not include Lilly Patent Rights.

1.30 "Lilly Patent Rights" means (a) all patent applications including any provisionals, substitutes, renewals, registrations, confirmations, re-examinations, extensions, reissues, divisionals, continuations, continued prosecutions, continuation-in-part and any foreign counterparts thereof; and (b) any patents that issue from such patent applications that contain or result in a Valid Claim that Covers a method, apparatus, composition, formulation, or process necessary or useful in the Field, which patent or patent application is owned or Controlled by Lilly or any of its Affiliates, as of the Effective Date.

1.31     "Lilly Rights" means Lilly Patent Rights and Lilly Know-How.

1.32 "Major Market" means the United States, Japan, and Major European Countries. For purposes of this Agreement, "Major European Countries" shall mean Germany, France or the United Kingdom.

1.33 "Manufacturing Agreement" means a manufacturing and supply agreement to be negotiated by the Parties if Generex is selected to supply the initial Product to Lilly as set forth in Article 7 of this Agreement.

1.34 "Manufacturing Responsibilities Document" or "MRD" means a document that may contain certain specifications, procedures, logistics and personal contacts relating to the manufacture for sale and supply of the Product by Generex to Lilly that will be compiled and agreed upon between the Parties. The MRD contains Product information such as information related to Product quality and regulatory compliance. The MRD shall include, as part of the MRD or as a separate document, a Quality Responsibilities Document which defines quality activities and responsibilities of each Party. The MRD also describes how Generex and Lilly will work together in coordinating the forecasting, manufacturing, packaging, ordering, storing and transporting of the Product. The MRD may be modified from time to time through the issuance of a revision signed on behalf of each of the Parties by authorized representatives incorporating the modification and stating the effective date of the revision. A non-exhaustive table of contents of the MRD is attached hereto as Exhibit B of this Agreement.

1.35 "MHW" means the Japanese Ministry of Health and Welfare, or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products in Japan.


1.36 "Net Sales" means, with respect to a Product, the gross amount invoiced by Lilly (including an Affiliate and/or sublicensee of Lilly) to Third Persons, for the Product in the Territory, less:

         (a)      Trade, quantity and cash discounts allowed;
         (b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other customary allowances paid to Third Persons which effectively reduce the net selling price;
         (c)      Actual Product returns and allowances;
         (d) That portion of the sales value associated with non-pharmaceutical drug delivery devices other than Generex's Standard Device;
         (e) That portion of the invoice amount that represents any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;
         (f)      Allowance for actual distribution expenses not to exceed [**];
                  and
         (g) Any other similar and customary deduction from Net Sales provided that such deduction is in accordance with U.S. GAAP, or mutually agreed to, in writing, by the Parties.

                 Such amounts shall be determined from the books and records of Lilly maintained in accordance with GAAP consistently applied. Lilly further agrees that in determining such amounts, it will use Lilly's then current standard procedures and methodology, including Lilly's then current standard exchange rate methodology for the translation of foreign currency sales into United States Dollars ("U.S. Dollars").

                 In the event that the Product is sold in combination with any other active compound(s) and/or ingredients ("Combination Product"), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A / (A+B), where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

                 In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C, where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average selling price of the Combination Product.

                 In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B /
         C), where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average selling price of the Combination Product.

                 In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

                 The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated at the end of each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

                 In general, the Parties agree to negotiate in good faith for an equitable determination of Net Sales of Product, on a country-by-country basis, in the event that Lilly sells Product in such a manner that gross sales of Product are not readily identifiable (e.g., where several products are sold together for one price, i.e., bundling).

1.37 "New Drug Application" or "NDA" means (a) the single application or set of applications for Products and/or pre-market approval to make and sell commercially both a formulation of Compound and a compatible commercial Device to be marketed as Product, filed by Lilly with the appropriate regulatory authority within the Territory, and (b) any related registrations with or notifications to the appropriate regulatory authority within the Territory. This term does not include any of Lilly's Regulatory Approvals in the Territory for any insulin products other than the Products contemplated in this Agreement.

1.38 "Option Compound" means [**] , for which Lilly has an option under this Agreement to develop and commercialize a product containing such compound together with any and all Devices and/or components thereof for buccal delivery.

1.39 "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.40 "Phase I Clinical Trials" means small scale human clinical trials conducted in normal volunteers and designed to evaluate the safety of the Product.

1.41 "Phase II Clinical Trials" means small scale human clinical trials conducted in patients and designed to indicate a statistically significant level of efficacy for Product in the treatment of the disease state being studied, as well as to obtain some indication of the dosage regimen required.

1.42 "Phase III Clinical Trials" means large scale human clinical trials conducted in patients and designed to establish Product efficacy in the treatment of the disease state being studied and required to obtain clinical registration of Product with health regulatory authorities such as the FDA.

1.43 "Product(s)" means any and all formulations of Compound together with any and all Devices and/or components thereof under development pursuant to this Agreement or in final form for sale in the Field.

1.44 "Product Development Plan" means a plan as set forth in Section 2.5 of this Agreement that fully addresses the key elements necessary for the successful development of Product(s) under this Agreement.

1.45 "Product Development Program" means the development of the Product and implementation of the Product Development Plan (as amended from time to time by the Steering Committee), as set forth in Sections 2.1 and 3.1 of this Agreement.

1.46 "Program Know-How" means all Know-How that is discovered or developed by either Party on or after the Effective Date pursuant to research carried out under the Product Development Program and which is reasonably useful or necessary in the Field. Program Know-How does not include Program Patent Rights or Regulatory Material.

1.47 "Product Launch" means the first commercial sale of a particular Product for use by the general public by Lilly or its sublicensees in any particular country following final Regulatory Approval required for marketing of the Product in such country.

1.48 "Program Patent Rights" means (a) all patent applications including any provisionals, substitutes, renewals, registrations, confirmations, re-examinations, extensions, reissues, divisionals, continuations, continued prosecutions, continuation-in-part and any foreign counterparts thereof; and (b) any patents that issue from such patent applications that contain or result in a Valid Claim that Covers a method, apparatus, composition, formulations excluding the Generex Formulation or process necessary or useful in the Field which invention is conceived or actually first reduced to practice after the Effective Date pursuant to the joint research carried out by the Parties under the Product Development Program.

1.49     "Program Rights" means Program Patent Rights and Program Know-How.

1.50 "Quality System Regulations (QSRs)" means current Quality System Regulations as defined in the U.S. Code of Federal Regulations, 21 CFR
         Part 820 and, in the case of foreign jurisdictions, comparable regulatory standards.

1.51 "Regulatory Approval" means (a) in the United States, approval by the FDA of an NDA, 510K, PMA or similar application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in any country other than the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to make and sell pharmaceuticals and medical devices commercially in such country.

1.52 "Regulatory Material" means regulatory submissions and approvals including, without limitation, clinical trial data, Toxicology and

         Bioavailability Studies, IND, NDA, clinical trial exemption, governmental pricing approvals, and any other foreign equivalents to the extent such material is generated under this Agreement and is solely related to the Field.

1.53 "Royalty Period" means the period commencing on Product Launch of a particular Product in the particular country at issue until the later of either: (i) the expiration date of the last-to-expire patent of any relevant Generex Patent Rights or Program Patent Rights (a) existing in such country at issue which Covers the use, sale, offer for sale or importation of the Product at issue, or (b) existing in the country in which the Product is manufactured which Covers such manufacture for use, sale, or importation in the country at issue in such a manner that the use, sale, offer for sale, or importation of such Product by Lilly in the country at issue or the manufacture of the Product in the country of manufacture would constitute infringement of such Generex Patent Rights and Program Patent Rights but for the license granted to Lilly under Section 5.1 and Section 5.2, hereof or (ii) [**] from Product Launch. In addition to the foregoing, if the Royalty Period expires in a particular country as to a particular Product and a Generex Patent or Program Patent subsequently issues with the effect that either Covers (x) the use, sale, offer for sale, or importation of the Product in the country at issue or Covers (y) the manufacture of such Product would constitute infringement of such subsequently issued patent but for the license granted to Lilly under Sections 5.1 and 5.2 hereof, then the Royalty Period as to that particular Product in that particular country shall include an additional period commencing on the date such subsequent patent issues and ending at such time as such subsequent patent (i) no longer Covers the Product at issue or (ii) expires or is abandoned, whichever occurs first.

1.54 "Steering Committee" means a joint committee responsible for strategic management of the Product Development Program, as set forth in Section
         2.2 of this Agreement.

1.55     "Territory" means the world.

1.56 "Third Person" means any Person other than Lilly, Generex, or an Affiliate or sublicensee of either of them.

1.57 "Toxicology and Bioavailability Studies" means all non-human toxicology and absorption, distribution, metabolism and elimination (ADME) studies which are needed to conduct Phase I, Phase II or Phase III Clinical Trials and obtain Regulatory Approval for Product.

1.58 "Valid Claim" means any claim issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer.

1.59 "Wasted Compound" means, to the extent that Generex performs any research and development activities or manufactures Product under this Agreement, unreasonable wastage, loss or other damage to Compound that exceeds a certain wastage limit to be negotiated under the Manufacturing Agreement or that is due to Generex's negligence, misconduct or noncompliance with the Product Development Plan or Manufacturing Agreement that renders the Compound unusable, as set forth in Sections 3.5 and 7.1(f)(5) of this Agreement.


                                    ARTICLE 2
                           PRODUCT DEVELOPMENT PROGRAM
                  SCOPE, GOVERNANCE AND ADMINISTRATIVE MATTERS

2.1 Purpose and Scope of Development. In accordance with, and subject to, the terms described herein, the Parties agree to collaborate in the research and development of Product(s) using the Generex Formulation and Device for the ultimate purpose of commercialization by Lilly of such Product(s). As more fully described in Article 3, Generex will have principal responsibility for any modification to the Generex Formulation until such time as the Generex Formulation is determined by Lilly to be substantially suitable for development and commercialization, any non-clinical research and development of the Formulation (including its use in the Device), and any Device research and development. Lilly will have principal responsibility for clinical development and sole responsibility for commercialization of Product(s).

                  Each Party agrees to pursue their respective development obligations under the Product Development Program at least as diligently as the Party develops its other products of similar probabilities of technical success, commercial potential and at similar stages of development, provided that failure by Lilly or Generex to meet its diligence obligation due to reasons beyond Lilly's or Generex's control, respectively, including lack of technical success of the Product(s), will not constitute lack of diligence for purposes of this Agreement.

2.2 Steering Committee. The Steering Committee shall be responsible for overall direction and management of the Product Development Program. The operation and authority of the Steering Committee shall be as follows:

         (a) Responsibilities. The Steering Committee shall have general authority over the strategic direction and overall management of the Product Development Program. The Steering Committee shall periodically review such Plan from a strategic perspective and make changes as it deems necessary to accomplish the purpose of the Product Development Program. The Steering Committee shall also consider any amendments to the Product Development Plan proposed by the Working Team described in Section 2.3, below. Additionally the Steering

                  Committee will have responsibility for articulation of the strategy consistent with the agreement between the Parties, for assuring clarity of roles and responsibilities in implementation of the Product Development Program, for assuring resources are allocated appropriately, and that appropriate performance measures are in place. The Steering Committee will also be responsible for ensuring that both Parties are kept apprised of progress and any issues that may lead to deviation from the Product Development Plan.

         (b) Review of Activities. The Steering Committee shall periodically review the results of the Product Development Program to ensure, to the extent reasonably practical, that the Parties are providing their commitments of both human and financial support for the research and development of a Product and the fulfillment of all contractual obligations between the Parties. The Steering Committee shall resolve any disputes referred to it by the Working Team in accordance with paragraph (e) below.

         (c) Representation. Generex and Lilly shall each appoint three (3) representatives as their representatives to serve on the Steering Committee. One member from each Party will be designated as the Program Leader for their respective Party. Such Program Leader shall serve as a contact person for their respective Party. The initial members of the Steering Committee are listed in Schedule 2.2. Either Party may change its representation on the Steering Committee at any time upon written notification to the other Party.

         (d) Meetings. The Steering Committee shall meet from time to time as determined by the Steering Committee members. It is expected that the Steering Committee shall meet in person at least four (4) times per Calendar Year. The location of Steering Committee meetings shall alternate between Generex's and Lilly's offices unless otherwise agreed by the Parties. Each Party will bear all expenses associated with attendance of its employees and consultants at such meetings. If the Steering Committee members all agree, a meeting may be held by telephone. Consultants and non-member employees of the Parties may attend meetings of the Steering Committee as required to further the Product Development Program.

        (e) Minutes. Minutes of all such meetings setting forth decisions of the Steering Committee relative to the Product Development Program will be prepared by the Party hosting the meeting. Minutes shall be deemed approved unless any member of the Steering Committee objects to the accuracy of such minutes within five (5) business days of receipt.

        (f) Decisions. Decisions of the Steering Committee shall be made by majority vote. If the Steering Committee is unable resolve a dispute, then the issue shall be referred to the CEO of Generex and the President of the Diabetes and Growth Disorders

                  Group of Lilly (or successor position) for further discussion and resolution. These individuals shall, as soon as practicable, attempt in good faith to resolve the dispute and, thereby, make the decision on behalf of the Steering Committee. These individuals may obtain the advice of other employees as they deem necessary or advisable in order to make the decision. If such issue is not resolved within thirty (30) days after it has been referred to such persons for resolution, the President of the Diabetes and Growth Disorders Group (or successor position) at Lilly shall make the final decision regarding such issue.

2.3 Working Team. The day-to-day management of the Product Development Program for a particular Product shall be the responsibility of the Working Team for that Product. The Working Team shall be subordinate to the Steering Committee, which shall have the right upon timely appeal as provided below to review, accept, reject or modify all actions of the Working Team. A Working Team may have responsibility for the development of more than one Product, if practical. The Steering Committee will ensure that the Working Team has clarity as to its responsibilities under the Product Development Program in accordance with the expectations of the Steering Committee. The operation and responsibility of the Working Team shall be as follows:

        (a) Responsibilities of Working Team. The Working Team shall be responsible for planning, managing, directing and overseeing specific activities under this Agreement, including but not limited to, non-clinical research and development of the Generex Formulation for use in the Device, stability testing, toxicology studies, bioavailability studies, activities relating to manufacture of both clinical supplies and Product, conduct of clinical trials and preparation of regulatory submissions.

                           In order to accomplish these objectives, the Working
                  Team shall implement a Product Development Plan. Pursuant to the Product Development Plan, the Working Team shall (1) allocate tasks and coordinate activities required to carry out the objectives of the Product Development Program, (2) monitor progress of the Product Development Program, and (3) discharge such other obligations as are assigned to the Working Team under this Agreement or by the Steering Committee.

        (b) Representation. Within thirty (30) days of the Effective Date, the Steering Committee shall appoint a Working Team consisting of Lilly representatives as needed from various functional areas such as medical, ADME, Toxicology, CM&C and the like and Generex representatives to consult on the research and development activities carried out by the Working Team. Either Party may change its representatives on the Working Team at any time by written notification to the other Party.

         (c) Meetings. The Working Team shall meet as frequently as necessary to accomplish the objectives of the Product Development Plan. The location of such meetings will alternate between the offices of Generex and Lilly, unless the Parties agree otherwise. Each Party will bear all expenses associated with attendance of its employees and consultants at such meetings.

         (d) Decisions. Decisions of the Working Team shall be made by unanimous consensus when possible, and otherwise by majority vote, subject to the right of either Party to appeal any decision of the Working Team to the Steering Committee. No vote of the Working Team may be taken unless a majority of the members of the Working Team are present, including at least one (1) representative of each Party.

         (e) Minutes. The Working Team shall keep minutes of any meeting at which a decision is to be reached and shall circulate such minutes to all members of the Working Team and the Steering Committee. Responsibility for the preparation of the minutes shall rest with the hosting Party. Minutes shall be deemed approved unless any member of the Working Team or the Steering Committee objects to the accuracy of such minutes within five
                  (5) business days of receipt.

         (f) Disputes. Any Party desiring to appeal a decision of the Working Team to the Steering Committee shall make its appeal in writing to all Steering Committee members within five (5) business days of receipt of the minutes for the meeting at which the decision was made. Action pursuant to any decision appealed to the Steering Committee shall be suspended pending a determination by the Steering Committee to accept, reject or modify the decision of the Working Team. Any Party may at any time request reconsideration of any issue if such Party in good faith believes that substantial changes in circumstances have occurred that necessitates such reconsideration.

2.4 Sub-Teams. The Steering Committee and Working Team (with the approval of the Steering Committee), may appoint one (1) or more Sub-Teams to perform such functions as the Steering Committee or Working Team, respectively, may determine necessary or useful. Unless a Party elects not to participate on a particular Sub-Team, all such Sub-Teams shall have at least one (1) representative of each Party. Such Sub-Teams may provide advice and make written recommendations to the Steering Committee or Working Team, but shall have no authority to bind the Steering Committee, Working Team or either of the Parties.

2.5 Product Development Plan. As provided in Section 2.3, the Working Team is responsible for the preparation, modification (if appropriate) and implementation of a detailed development plan (the "Product Development Plan") that fully addresses, consistent with the terms of this Agreement and consistent with the roles of the Parties under the

         Product Development Program as described in Section 3.1, the key elements reasonably necessary for the research, development, formulation, manufacture and clinical testing of Product through Regulatory Approval. The Product Development Plan for the initial Product shall include at a minimum a formulation that will meet the needs of the Parties from a scientific and business perspective including, but not limited to, the following critieria: the formulation
         (a) is stable, (b) can deliver the required amount of insulin (i.e. an average patient dose) in [**] , and (c) has been subject to appropriate validation studies. The Product Development Plan shall establish comprehensive and detailed plans designed to accomplish the goals of the Product Development Program and fully address (1) the development efforts necessary to be employed by Generex and Lilly, respectively, to complete the development of Product(s) in the Field, (2) the appropriate strategy for development of Product, and (3) the responsibilities and procedures for handling any and all regulatory issues related to Product, Generex Formulation including the Device including any and all regulatory issues related to Compound resulting from the use of such Compound in the Product and Device. The Parties shall mutually agree upon an initial Product Development Plan within thirty (30) days after the Effective Date of this Agreement or later if mutually agreed upon by the Parties and such Product Development Plan shall be attached to this Agreement as Exhibit D and including any subsequent updates and modifications. Any Product Development Plan developed following signing of this Agreement must be approved by the Steering Committee. Modifications to the Product Development Plan may be made by written agreement of the Working Team and shall be presented to the Steering Committee for consideration. Such modifications shall not be implemented unless approved by the Steering Committee.

2.6 Disagreements. Disputes not resolved by the Working Team shall be referred to the Steering Committee. Disputes not resolved by the Steering Committee shall be resolved in accordance with Section 2.2(e).

2.7 Governance Following Product Launch. As soon as practical following launch of a Product in a Major Market, the Parties shall meet to review whether it is appropriate to continue the Product Development Program for that Product under the day-to-day management of the Working Team for that Product, or whether the objectives of the Working Team have been substantially achieved and it is appropriate to disband or reorganize the Working Team. Regardless of whether the Parties elect to disband or reorganize the Working Team, the Steering Committee shall continue to provide overall direction to the Product Development Program for that Product.

2.8 Quarterly Status Report. During the Product Development Program, each Party shall provide the Steering Committee with a quarterly status report within fifteen (15) days after the end of each Calendar Quarter that generally summarizes research and development efforts conducted by such Party under the Product Development Program or with regard to any research on the Product during such Calendar Quarter. Such report shall include, without limitation, a general summary of important events and/or milestones achieved, personnel changes, learning points and other matters that the Steering Committee may deem appropriate.

2.9 Subcontracting Permitted. The Parties acknowledge and agree that portions of the work involved in the Product Development Program may be performed on behalf of the Party responsible for work thereunder by Third Persons provided that (a) the Working Team shall have previously obtained approval to use such Third Person from the Steering Committee,
         (b) the subcontracting Party shall first have obtained a written confidentiality agreement with the subcontractor and written obligation to assign all rights including any patent rights and Know-How that such subcontractor may develop by reason of work performed under this Agreement, and (c) the work which the subcontracting Party desires to subcontract is required to be performed according to appropriate quality standards (i.e., cGLPs, cGMPs or QSRs).

2.10     Miscellaneous.

         (a) Meetings of the Working Team and any other team can be conducted by telephone, if each Party so agrees.

         (b) Each Party shall have reasonable access on an informal basis to employees and agents of the other Party assigned to work on the Product Development Program.

         (c) The Steering Committee, at its discretion, may review the qualifications of the employees and agents assigned to the Product Development Program to determine whether such personnel are reasonably qualified to perform the work assigned to them.

2.11 Remaining Compound. Upon Lilly's written request, Generex will return or immediately destroy (as designated by Lilly) any Compound remaining upon completion of the Product Development Program.


                                    ARTICLE 3
                           PRODUCT DEVELOPMENT PROGRAM

3.1 Commencement and Roles. Upon commencement of the Product Development Program, the Parties shall have certain roles and responsibilities as detailed in this Agreement. Although each of the Parties has been given principal responsibility for certain activities, all significant decisions with respect to such activities (other than those relating to regulatory strategy and commercialization of Product which shall be the sole responsibility of Lilly) shall be made under the purview of the Working Team and Steering Committee. The Parties shall provide the

         Steering Committee and the Working Team with quarterly status reports summarizing their efforts under this Agreement, as described in Section 2.8.

         (a) Generex's Role. As of the Effective Date and subject to the terms herein, and in accordance with Lilly's role as described in Section 3.1(b), Lilly shall commence and carry out all aspects of research and development necessary to establish that the Generex Formulation is substantially suitable to develop and commercialize. In the event that Lilly decides (1) that the Generex Formulation is not suitable to develop and commericalize without making changes or improvements that are necessary to obtain Regulatory Approval or to successfully commercialize, and (2) that such changes or improvements are due to reasons other than the characteristics of the Compound (i.e., the changes or improvements relate to the Generex Formulation including the Device used to administer the Formulation), then Generex shall be solely responsible for making such changes or improvements including all costs and expenses and further compensation related thereto (excluding reasonable quantities of insulin with reasonable notice) and, therefore, shall not be entitled to any compensation or reimbursement from Lilly for implementing such changes and improvements under this Agreement until such time as the changed or improved Generex Formulation is suitable to develop and commercialize under this Agreement.

                           In addition and in accordance with the initial
                  Product Development Plan and Lilly's approval, Generex shall assume full responsibility for the clinical protocols to be developed pursuant to and in support of such applications for the initial Product in Canada, including all aspects of clinical development necessary to obtain Regulatory Approval of the Generex Formulation in Canada and including any costs associated with preclinical, pharmacology, ADME and toxicology, CM&C and the clinical package in Canada (except the cost of insulin provided to Generex pursuant to this Agreement), with the understanding that such clinical development shall be integrated with Lilly clinical development in the rest of the world. Such development by Generex in Canada shall be subject to approval and oversight of the Steering Committee as well as Lilly's approval.

                           In addition, Generex shall be responsible for
                  obtaining the Device and components of the Device including, but not limited to, entering into and abiding by any agreements related thereto, any regulatory approvals necessary specific to the Device, with the exception that any Regulatory Approval necessary with respect to the Device or components thereof shall be integrated into the Product Development Plan and subject to the approval and oversight of the Steering Committee.

         (b) Lilly's Role. As of the Effective Date and subject to the terms herein, Lilly shall be responsible for all aspects of research and development necessary to establish that the Generex Formulation is substantially suitable to develop and commercialize and all aspects of Toxicological and Bioavailability studies and clinical development for Product in accordance with the Product Development Plan.

                           Further, Lilly shall be solely responsible for
                  developing and filing all Regulatory Material for obtaining Regulatory Approval in the Territory with the exception that Generex shall file Regulatory Material for obtaining Regulatory Approval for the initial Product in Canada. For avoidance of any doubt, Lilly shall have full responsibility and ownership for any application or notice to the FDA for a product that is directed at the Product. Lilly shall have responsibility for conducting clinical trials, obtaining and maintaining (including, without limitation, satisfying regulatory reporting obligations) all necessary Regulatory Approvals required to conduct the activities contemplated by this Agreement and to commercialize Product. Lilly, or its subcontractors, shall hold legal title to any and all Regulatory Approvals, including any IND and NDA filed with FDA, as well as any equivalents of such items in countries within the Territory except in the instance of the initial Product in Canada. Lilly shall assume full responsibility for the clinical protocols to be developed pursuant to and in support of such applications in the Territory except in the instance of the initial Product in Canada.

3.2 Funding of Product Development Program. Subject to Section 3.1(a), Lilly will fund and resource all activities with Third Persons and within Lilly including, but not limited to, medical, regulatory submissions, process and Product development, toxicology, and other chemistry, manufacturing, and control work up to a cost and expense of [**] U.S. Dollars (US$ [**] ) for the initial Product. Generex shall be responsible for (a) any costs and expenses related to research and development that Generex elects to perform on its own, and (b) any costs and expenses in excess of [**] U.S. Dollars (US$ [**] ) related to the research and development, including clinical development, of the initial Product carried out under the Product Development Program to the extent that such costs and expenses are approved by both Parties. Lilly shall pay [**] US Dollars (US$ [**] ) to Generex as reimbursement for Generex's activities under the Product Development Program in Canada provided that Generex's activities in Canada satisfy the following critieria: (1) Regulatory Approval of the initial Product shall be achieved by June 30, 2003, (2) the initial Product can deliver the required amount of insulin (i.e. an average patient dose) [**] , and (3) the Regulatory Material is sufficient to include in a global submission package for the initial Product. In support of Generex's activities in Canada, Lilly shall supply up to [**] of insulin. Lilly shall supply insulin in excess of [**] at its sole discretion.

3.3 Funding of Subsequent Compound Product Development Programs. The cost sharing arrangement as set forth in Section 3.2 shall apply with respect to Lilly's development of any subsequent Compound Product pursued by Lilly under this Agreement.

3.4 Transfer of Generex Know-How. As soon as reasonably practicable and to the extent reasonably necessary or useful to facilitate Lilly's furtherance of its responsibilities under the Product Development Program, Generex shall furnish all Generex Know-How to Lilly that is pertinent to the research and development of the Generex Formulation including, without limitation, transferring possession and legal ownership to all appropriate Regulatory Materials, if any, and shall cause any subcontractor used by Generex to provide services hereunder to transfer possession and legal ownership to all appropriate Regulatory Materials, except for legal title to the DMFs (as defined in Section 4.1), if any, which shall be handled in accordance with Section
         4.1 of this Agreement.

3.5      Supply of Compound and Product.


         (a) Compound Supply to Generex for Development of Product. To assist Generex in carrying out its responsibilities (1) for conducting clinical trials in Canada and (2) for establishing Generex' capability of supplying Product to Lilly as contemplated in Section 7.1, Lilly shall supply, at no cost, to Generex such quantities of Compound as Generex reasonably needs for such development under and in accordance with the

                  Product Development Plan up to a maximum of [**] of insulin. Lilly shall not supply insulin in excess of [**] without prior written approval from Lilly. Generex understands and acknowledges that Lilly classifies Compound as a substance that could be abused and that Lilly will require that Generex meet appropriate drug security and accountability systems requirements before any Compound will be supplied to guard against material diversion. Lilly will have the right to audit these systems. Generex shall be solely responsible for unreasonable wastage, loss or other damage to Compound that exceeds a certain wastage limit to be negotiated under the Manufacturing Agreement or is due to Generex's negligence, misconduct or noncompliance with the Product Development Plan (i.e. Wasted Compound) that would render such Compound unusable under the Product Development Plan. Generex shall promptly reimburse Lilly in an amount equal to Lilly's standard cost per gram of any such Wasted Compound. Wasted Compound costs incurred by Generex shall be specifically excluded from Generex Fully Burdened Manufacturing Cost.

         (b) Product Supply to Lilly Prior to Product Launch. If requested by Lilly and to assist Lilly in carrying out its responsibilities for developing Product(s) under the Product Development Plan or for commercializing such Products, Generex will provide Lilly with such quantities of Generex Formulation or Product as Lilly reasonably needs to conduct the development efforts thereunder including Generex Formulation and Product required for pre-clinical and clinical trials, together with (a) any materials in Generex' possession necessary to conduct such development efforts, and (b) any information and documentation on such Products required by regulatory authorities. All material supplied to Lilly under this Section 3.5(b) shall be in compliance with all applicable cGMP's, regulatory requirements and quality standards. Under
                  Article 7, Lilly may also be selected to supply itself with such Product for development and/or commercialization. In the event that Lilly is selected to supply such Product, Generex shall provide Lilly with all information necessary to make and use the Generex Formulation including the Device. Lilly hereby agrees to compensate Generex for its costs, [**] , to produce and supply such Product under this Section 3.5 in accordance with Section 7.1 of this Agreement. For avoidance of any doubt, except for the compensation set forth in this sentence for the supply and production of such Product, Generex shall not be entitled to any further compensation for such supply and production prior to Product Launch.


         (c) Compound Supply to Generex for Sale. In the event that Lilly chooses Generex as the supplier of Product in accordance with
                  Section 7.1, Lilly shall supply to Generex such quantities of Compound as Generex reasonably needs to meet its Product supply obligation upon terms to be set forth in the Manufacturing Agreement described in Article 7.

                  Notwithstanding the foregoing, Generex shall be solely responsible for Wasted Compound that occurs while in Generex's possession that would render such Compound unusable for Product supply and, therefore, Generex shall promptly reimburse Lilly an amount equal to Lilly's standard cost per gram of any such Wasted Compound. Wasted Compound costs incurred by Generex shall be specifically excluded from Generex Fully Burdened Manufacturing Cost.


                                    ARTICLE 4
                                   REGULATORY

4.1 Regulatory Filings. All regulatory strategies and filings shall be handled by Lilly, and Lilly shall be responsible for preparing, filing, and maintaining, and shall own, the Regulatory Material relating to Product as set forth below:

         (a) Preparation, Maintenance and Ownership. Lilly, its sub-licensees or Affiliates shall be responsible for the registration strategies and preparation of any regulatory filings and/or suitable applications required in order to conduct clinical trials and achieve Regulatory Approval (including, without limitation, achievement of marketing approval) for Product and shall be the owner and party of record for all such Regulatory Materials. Lilly shall have the right to request that Generex take responsibility for preparation of regulatory filing and/or suitable applications required to conduct trials to obtain valid scientific evidence to support a determination that there is reasonable assurance that the Device is safe and effective for its conditions of use and is approved for marketing. Lilly, its sub-licensees or Affiliates shall, further, be responsible for managing all interactions regarding such applications and/or regulatory filings with all regulatory authorities in the Territory. Generex shall cooperate with Lilly, as Lilly reasonably requires in preparing such applications or in managing such interactions with regulatory authorities. Lilly, its sub-licensees or Affiliates shall determine those countries of the Territory where marketing is intended. Upon reasonable request to Lilly, Generex shall have a right of access to such regulatory filings, as long as, Generex has contributed to such filings and Lilly has a right to redact its Confidential Information.

         (b) Drug and Device Master Files. Generex shall own all of its Device Master Files and Drug Master Files ("DMFs") and, for so long as the licenses granted to Lilly hereunder remain in full force and effect, hereby grants to Lilly a right of reference to such DMFs. Furthermore, upon expiration of this Agreement, Lilly shall retain its right of reference to such DMFs. Generex also grants Lilly the right to obtain information otherwise contained in Generex's DMFs for the sole purpose of including such information in any Lilly regulatory submission that is made to a regulatory authority in the Territory that will not recognize or utilize Generex's DMFs, and which is necessary to secure and/or maintain Regulatory Approval of the Product in the particular country at issue.

                           In support of Generex's activities in Canada, Lilly
                  shall grant to Generex a right of reference to its NDA for human insulin.

4.2 Quality Assurance Audit Request. Lilly, at its own expense, shall have the right to conduct quality assurance audits with respect to all facilities, operations, and laboratories where work under this Agreement is conducted by Generex (including, without limitation, work conducted by Generex related to the Product Development Plan) and to verify Generex's conformance with applicable cGMP, cGLP, cGCP, QSRs and other regulatory requirements including, without limitation, verifying appropriate inventory control and material accountability systems with respect to Compound. Such audits shall only be conducted upon reasonable notice during reasonable business hours. Generex shall make necessary changes as required by such audit based on an action plan agreed to by the Parties

4.3 Adverse Event Reporting. During the Product Development Program and thereafter, Lilly will report Adverse Events and Serious Adverse Events that occur during the development of Product to Generex and the relevant regulatory authorities promptly according to the applicable regulations. In addition, Generex will report to Lilly Adverse Events and Serious Adverse Events which occur during the development of the Product and, after Product launch, Generex will report to Lilly Serious Adverse Events and spontaneously reported Adverse Events of which it becomes aware and has the right to disclose, as such events relate to the use of Device for other products, within two (2) working days of Generex's initial receipt of such information, in order that Lilly can fulfill its obligations to the appropriate regulatory authorities. Finally, Generex will supply specially formatted safety information (Lilly will instruct Generex on the appropriate format) to Lilly upon request, with reasonable notice, in order that Lilly can comply with U.S. Food and Drug Administration requirements for annual reports and safety updates. Specific details of the types of report information and timing of event exchange will be identified in Exhibit G to this Agreement, which will be developed as required using the then current Lilly adverse reporting policies consistent with those policies of the relevant regulatory authority.


                                    ARTICLE 5
                               LICENSE AND OPTION

5.1 Exclusive License to Lilly Under Generex Rights. Generex hereby grants Lilly a sole and exclusive license in the Territory, with a right to sublicense consistent with the terms of this Agreement, under Generex Rights to make (subject to the terms and conditions of this Agreement and any agreement between the Parties for the supply of Products), use, sell, offer for sale and import the Products in the Field. Upon completion of the Royalty Period, Lilly shall have a fully paid up exclusive license in the Territory to the Generex Rights to make, use, sell, offer for sale and import Products in the Field. Lilly shall notify Generex if any sublicenses are granted to Third Persons, and upon Generex request, Lilly shall provide a copy of such agreement which may be appropriately redacted to protect confidential information.

5.2 Exclusive License to Lilly Under Program Rights. Generex shall grant to Lilly a sole and exclusive license, with the right to sublicense consistent with the terms of this Agreement, under Program Rights (to the extent that Generex has an interest in such Program Rights) to make (subject to the terms and conditions of this Agreement and any agreement between the Parties for the supply of Products), use, sell, offer for sale and import the Products in the Field.

5.3 Generex Rights under Generex Rights. Notwithstanding the foregoing exclusive license grants to Lilly under Generex Rights under Section 5.1, Generex shall retain during the Product Development Program nonexclusive rights to Generex Rights but only to the extent useful or necessary to fulfill its obligations under the Product Development Program or for uses other than the buccal delivery of Compound(s).

5.4 Generex Rights under Program Rights. Notwithstanding the foregoing exclusive license grants to Lilly under Program Rights under Section 5.2, Generex shall retain during the Product Development Program nonexclusive rights to Program Rights (to the extent that Generex has as interest in such Program Rights) but only to the extent useful or necessary to fulfill its obligations under the Product Development Program or for uses other than the buccal delivery of Compound(s).

5.5 Generex Rights under Lilly Rights. Nothing in the present Agreement is intended to give Generex any rights under any Lilly Rights.

5.6 Assistance. Generex shall promptly provide Lilly with all information included in Generex Rights, reasonably useful or necessary for Lilly to exploit the licenses granted in Section 5.1 and Section 5.2 of this Agreement. Moreover, Generex shall provide Lilly with reasonable technical assistance in connection with the disclosure and use of such information.

5.7 No Prior License. Generex represents and warrants that as of and prior to the Effective Date, it owns and Controls the Generex Rights it is transferring herein and it has not granted any license under Generex Rights to make, use, sell, offer to sell or import Product in the Field.

5.8 Right to Intellectual Property. The Parties agree that all rights and licenses granted under or pursuant to Section 5.1 and Section 5.2 of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as such section may be amended, licenses to rights to "intellectual property" as defined in the Bankruptcy Code. The Parties agree that Lilly, as licensee of such rights, shall retain and may exercise all of its rights and elections under the Bankruptcy Code, including, without limitation, Section 365(n).

5.9 Subsequent Compound Products. Lilly and Generex agree to pursue a minimum of three (3) additional Compound Products in the Field. The Parties agree that the selection of which Compounds will be developed shall be made solely at Lilly's discretion. In addition, the Parties agree that Lilly is under no obligation to pursue such other Compound Products until after (a) Initiation of Phase III Clinical Trials for the initial Product under this Agreement, and (b) Generex's platform technology is validated in terms of quality and standards (i.e. is commercially viable).

5.10 Lilly Option. Generex herein grants Lilly an option to obtain the exclusive right to research, develop and commercialize either one or both of the Option Compounds. Generex and Lilly shall negotiate in good faith an agreement to govern the development and commercialization of any Product(s) containing such Option Compounds(s).


5.11 Term of Option. The option granted in Section 5.10 shall expire [**] following the Initiation of Phase III Clinical Trials for the initial Product unless, within such period, Lilly gives Generex notice that it intends to exercise the option as to [**] Option Compounds. If Lilly gives such notice, the option shall be extended for an additional six
         (6) months from the original expiration date, and the Parties shall negotiate in good faith to reach a definitive agreement covering the research, development and/or commercialization of the Option Compound(s) specified in Lilly's notice (an "Option Compound Development Agreement"). If the parties do not enter into an Option Compound Development Agreement within eighteen (18) months following the initiation of Phase III Clinical Trials, then the option shall terminate. Notwithstanding anything to the contrary herein, the option shall terminate if and at such time as the Agreement is terminated.



                                    ARTICLE 6
                                COMMERCIALIZATION

6.1 Marketing and Commercialization. Subject to the terms described in this Agreement, Lilly shall have the sole right to obtain Regulatory Approval, market, sell, distribute and otherwise commercialize the Product in each country in the Territory as Lilly may deem appropriate. Lilly will be as diligent in commercialization of Product as with other

         Lilly products of similar probabilities of technical success and commercial potential. Lilly shall at its expense, control the marketing plans for Product in the Field, including but not limited to branding of Device and packaging materials with Lilly trademarks and logos. Lilly shall have the sole right to select the trademark(s) for the Products developed and commercialized under this Agreement. Lilly agrees to consider in good faith the usage of Oralin(TM)/Oralgen(TM) and any other existing Generex trademarks. In addition, Lilly agrees not to use the Generex trademarks with any product(s) without a written license from Generex.

6.2 Signing Fee and Up-front Fees. Lilly shall pay Generex the amount of one million U.S. Dollars (US$1,000,000.00) within thirty (30) days of the Effective Date of this Agreement. In the event that Lilly elects to develop more than one (1) Compound Product (the Parties have agreed that the initial Compound Product to be developed under this Agreement shall be Insulin Product), Lilly will pay an up-front fee of [**] U.S. Dollars (US$ [**] ) for each subsequent Compound Product that Lilly elects to develop in the Field under this Agreement, up to a total of [**] U.S. Dollars (US$ [**] ) [**] . Such up-front fees for subsequent Compound Products shall be paid within thirty (30) days after [**] on each subsequent Compound Product.


6.3      Royalties.

(a) Royalties. Subject to the provisions of this Agreement, during the Royalty Period, Lilly (except to the extent previously paid by a sub-licensee thereof) shall pay Generex a royalty on Net Sales of Compound Product in the Territory sold by Lilly and/or it's sub-licensee, as applicable, as follows:


                  Annual Net Sales (USD/year)          Royalty Rate
                  -------------------------------------------------
                  0 to [**]                            [**]
                  [**]  to  [**]                       [**]
                  [**]  to  [**]                       [**]
                  [**]  to  [**]                       [**]
                  [**]  to  [**]                       [**]
                  [**]  to  [**]                       [**]
                  [**]  to  [**]                       [**]
                  over   [**]                          [**]


                           Royalties payable under this Section 6.3 will be
                  payable only once with respect to a particular sale of Compound Product regardless of the number of patents that have claims relating to such Compound Product. An example of royalty calculation is set forth in Exhibit A.

                           Annual Net Sales are to be determined on a Compound
                  Product basis and sales of different Compound Products are not to be aggregated.

                           Annual Net Sales tiers will be adjusted upward
                  annually on the anniversary date of this Agreement commencing in the year after the Effective Date using the Consumer Price Index for indexing [U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average (July 2000 equals 172.6 and 1982 to 1984 equals 100; Series CUUR0000SA0] to account for inflation.

         (b) Compulsory License. If, in any country, a Third Person obtains a Compulsory License, then Lilly shall promptly notify Generex. If the royalty rate payable by the grantee of the Compulsory License is less than the then-current royalty rate payable under this Agreement, then the royalty rate, payable under this Agreement, shall be reduced to such lower rate in the subject country for so long as sales are made pursuant to the Compulsory License.

         (c) Access to Third Person Rights. If, after the Effective Date, access to a Third Person's intellectual property rights becomes necessary or, in the mutual opinion of Generex and Lilly, advantageous or reasonably useful to make, use, sell, offer to sell and/or import a particular Product in the Field in a particular country ("Third Person Rights"), Lilly shall have the right to acquire access to the Third Person Rights via license or otherwise. Upon such acquisition the following circumstances shall apply provided that such Third Person Rights relate to buccal delivery of Product and not to the Compound, per se:


                  1. Acquisition Cost. [**] percent ( [**] %) of the acquisition cost paid by Lilly (i.e., [**] % of all consideration paid by Lilly in connection with such acquisition including, without limitation up-front payments, milestones payments and royalties) for access to Third Person Rights via license or otherwise shall be credited against future royalties owed to Generex by Lilly in respect of activities in the subject country or countries for that particular Product under this Agreement.

                  2. Royalty Floor As a Result of Acquisitions. Except as the Parties may otherwise agree in writing, notwithstanding the foregoing, under no circumstance shall Lilly acquisition of Third Person intellectual property rights under the provisions of this Section 6.3(c) result in a reduction of royalties payable to Generex under this Agreement by more than [**] percent ( [**] %) of the then-current royalty rate.

                  3. Exception for Intellectual Property Rights [**] . If access to Intellectual Property Rights of [**] become necessary to make, use, sell, offer for sale, and/or import the Product in the Field [**] , then Generex agrees to be fully responsible for all costs and expenses associated with the use or acquisition of such Intellectual Property Rights.


         (d) Current Royalty Obligations (as of Effective Date). Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 6.3(c)), both Parties acknowledge and hereby agree that each is solely responsible for any and all royalty obligations that have accrued or may accrue in the future with respect to any agreements and/or arrangement that such Party may have agreed to prior to the Effective Date.

         (e)      Royalty Payments. Lilly shall pay royalties owed under this
                  Section 6.3 as follows:

                  1. Duration of Royalties Paid for Compound Products. During the Royalty Period (such period being determined for each Compound Product on an individual Compound Product basis and country-by-country basis), royalty payments hereunder shall be paid by Lilly to Generex on Net Sales of each Compound Product for the particular country and Compound Product at issue.

                                    Upon expiration of the Royalty Period, with
                           respect to a particular Compound Product in a particular country, Lilly shall have a fully paid-up, exclusive license under the Generex Rights and Program Rights in such country at issue to make, use, sell, offer to sell and import such Compound Product.

                  2. Payment Terms. Annual Net Sales shall be calculated on a Calendar Year basis. For partial years the royalty tiers will be prorated based on the number of days remaining in the year after initial launch that the Product was actually sold divided by three hundred sixty-five (365). Royalty payments due Generex under this Section 6.3 will be paid by Lilly for Net Sales made by Lilly not later than sixty (60) days following the end of each Calendar Quarter during the Royalty Period for Compound Product and each such royalty payment shall be accompanied by a report in writing showing the Calendar Quarter for which such royalty payment applies on a Product-by-Product basis, the amount of Net Sales during such Calendar Quarter for which a royalty payment is due on a country-by-country basis and the total royalty payment due.

                                    Notwithstanding the foregoing, with respect
                           to any sublicensee sales of Product, Lilly shall report its sublicensee's Net Sales to Generex (and pay any royalties on same to Generex not previously paid by Lilly's sublicensee) as of the next Calendar

                           Quarter payment from the time when Lilly receives such information from its sublicensee. Lilly shall require such information from its sublicensees not less frequently than quarterly. Generex or its representatives shall have the right to audit Lilly's records with respect to such reports in accordance with Section 8.2 of this Agreement.

6.4 Milestones. In addition to the royalty payments provided in Section 6.3 and the signing fees in Section 6.2, Lilly shall make the following non-refundable milestone payments to Generex within thirty (30) days following the first occurrence of each of the following events:


                  [**]                                          US$ [**]


                  [**]                                          US$ [**]

                  [**]                                          US$ [**]

                  [**]                                          US$ [**]

                  [**]                                          US$ [**]
                  ------------------------------------------------------
                  Total Milestones per Compound Product         US$ [**]


                  Such milestone payments shall be made by Lilly to Generex only once per Compound Product regardless of how many times such milestone(s) is/are reached by the Parties during the term of this Agreement.


                  One hundred percent (100%) of all milestones paid for a Compound Product are creditable against future royalties for that Compound Product; however, such milestones shall not be credited against more than [**] percent ( [**] %) of the royalties otherwise payable to Generex in any Calendar Year, i.e., Lilly will continue to make payments on a quarterly basis and such payments will be reduced by [**] %. Milestones will apply to each Compound Product developed in the Field subject to the Failure Credit as defined in Section 6.5.

                  In the event that Compound Product launch occurs after receipt of marketing authorization by a regulatory authority in a Major Market and (for whatever reason) a previous milestone event has not occurred at such time (e.g., Phase III Clinical Trials are waived for compassionate purposes and Compound Product launch in a Major Market is approved immediately), then [**] notwithstanding anything to the contrary in this Agreement. Under no circumstance shall Lilly make aggregate milestone payments to Generex under this Agreement in excess of [**] U.S. Dollars (US$ [**] ) for a Compound Product.

6.5 Failure Credit. In the event that after reaching any of the milestones listed above, the development of a Compound Product is terminated, the milestones that have already been paid will be credited against future milestones (the "Failure Credit") that are applicable to a subsequent Product.

6.6 Currency of Payment/Exchange Rates. All payments to be made under this Agreement shall be made in U.S. Dollars. For those sales involving Product which occur outside the United States, the royalty due on such sales will be calculated on the basis of the local currency sales figures translated into U.S. Dollars according to Lilly's standard methodology. The methodology employed by Lilly shall be that methodology used by Lilly in the translation of its foreign currency operating results for external reporting and shall be consistent with United States GAAP.

6.7 Taxes. Any and all income or similar taxes levied on account of royalties or milestones accruing to Generex under this Article 6 shall be paid by Generex. If laws or regulations require withholding of taxes, such taxes will be deducted by Lilly or its sublicensee from such remittable royalties or milestones and will be paid by Lilly or its sublicensee to the proper taxing authority. Proof of each payment shall be sent to Generex within ninety (90) days following December 31st of each reporting year.

6.8 Status of Generex Patent Rights. Within sixty (60) days (or a reasonable time period as approved by Lilly) after each Calendar Year-end, Generex shall provide Lilly with a report describing the status of the Generex Patent Rights. Such report shall include, at a minimum, the patent country, patent and application numbers, filing date, issue date, expiration date and any other relevant information title or an abstract of the patent or patent application. Such report shall be mailed to:

                      Eli Lilly and Company
                      Attention: Royalty Administration, D.C. 1058
                      Lilly Corporate Center
                      Indianapolis, IN  46285


                                    ARTICLE 7
                        SUPPLY OF FORMULATION AND DEVICES

7.1 Manufacturing Agreement. For purposes of this Article 7, the use of Product shall refer specifically to initial Product. If Generex is selected by the Parties to supply Product as set forth below, the Parties agree to enter into a Manufacturing Agreement between Lilly and Generex for Product. In order for Generex to be selected to manufacture and supply Product to Lilly, Generex must establish to both Parties that it can manufacture and supply Product having appropriate quality, cost and on time delivery relative to the quality, cost and delivery capability of Lilly or a Third Person to manufacture and supply the

         Product. In addition, Generex must establish that it can supply initial Product in compliance with all applicable cGMP's, regulatory requirements and quality standards. The Manufacturing Agreement shall include but not be limited to the terms and provisions as described in this Article 7.


         (a) General and Purchase Price. If Generex establishes to the satisfaction of the Steering Committee that Generex is able to supply Product with appropriate quality, cost and on time delivery relative to the delivery capability of Lilly or any Third Person, Generex will be considered to be the exclusive manufacturer of Product(s) and/or components thereof and as such shall exclusively manufacture or have manufactured and supply the same as required by Lilly as part of this Agreement, subject to Section 7.1(d) and subject to this
                  Section 7.1(b). Prior to the Lilly Initiation of Phase III Clinical Trials (with respect to supply of Product for clinical trials), or sooner if agreed by Lilly and Generex, Generex and Lilly shall then draft and agree in good faith upon a Manufacturing Responsibilities Document (Exhibit B). In addition, upon commencement of Phase III Clinical Trials, or sooner if agreed by Lilly and Generex, the Parties shall negotiate in good faith and enter into a manufacturing and supply agreement (the "Manufacturing Agreement") consistent with the terms provided in this Article 7 and such other terms to be mutually agreed upon, including but not limited to, provisions dealing with forecasting of Lilly's requirements for Product, Generex's Compound requirements, rejection of Product, standard late delivery penalties, environmental assessment, recall of Product, inspection of Generex's manufacturing facilities (and Lilly's right to participate in such inspections of regulatory authorities), indemnification, debarment, Generex's manufacturing efficiency (including, without limitation, Compound wastage), Generex's obligation to not discriminate against Lilly when allocating Devices among multiple collaborative partners, Generex's obligation to assist Lilly in tracking Compound supplied to Generex pursuant to the provisions of Section 7.1(e), Generex's responsibility for losses of bulk Compound which occur at Generex facilities, Lilly's and Generex's responsibilities with respect to compliance with global governmental regulations (e.g., regulatory and environmental). Such agreement shall be executed by the Parties no later than the earliest of [**] , whereby Generex will be appointed as Lilly's exclusive supplier of Product and components thereof subject to Section 7.1(b). In addition to the foregoing, such Manufacturing Agreement shall contain terms and conditions customarily found in agreements of that nature. Moreover, subject to Section 7.1(d), the purchase price Lilly shall pay Generex for Product (packaged in bulk, labeled to at least the minimal legal requirements for individual capsules and devices and delivered to Lilly in Indianapolis or such other single U.S. location Lilly chooses) shall be as provided in the following paragraph.

                           After Product has been sold for [**] , Lilly shall be
                  entitled to a reduction in Product purchase price in an amount equal to a Cost Saving Adjustment, and Generex shall be entitled to a Cost Savings Adjustment as an incentive for reducing manufacturing costs. The Cost Savings Adjustment shall be calculated as follows: after such [**] of sales, Generex shall determine the Generex Fully Burdened Manufacturing Cost for Product at that time. Generex shall promptly (and in no event later than thirty (30) days after the expiration for such [**] period) provide Lilly with a written statement setting forth a detailed description of all categories of cost and the amounts of such costs used to calculate such Fully Burdened Manufacturing Cost. Such Fully Burdened Manufacturing Cost will be used as a baseline against which future cost savings will be calculated ("Baseline"). If Generex reduces the Fully Burdened Manufacturing to an amount less than the Baseline, the Parties agree to share such cost savings difference equally. The "Cost Savings Adjustment" will be [**] percent ( [**] %) of the difference between Generex Fully Burdened Manufacturing Cost achieved from time to time after the Baseline has been established, and the Baseline. Accordingly, until the Baseline is established, Lilly's cost for Product for all markets shall be Generex Fully Burdened Manufacturing Cost plus [**] percent ( [**] %) subject to
                  Section 7.1(d) of this Agreement. Conversely, after the Baseline is established, Lilly's cost for Product for all markets shall be computed as follows:

                  [**]

                  See Exhibit H for Cost Savings Adjustment Example.

                  In the event that there are no Cost Savings Adjustments, Lilly shall pay Generex the Generex Fully Burdened Manufacturing Cost plus [**] percent ( [**] %).

         (b) Parallel Manufacturing Facility. Lilly shall have the right to have parallel manufacturing facilities in place to protect the quality, integrity and supply of Compound Product(s).

         (c) Profit Cap. Generex profits resulting from Generex's supply to Lilly of Product under the Manufacturing Agreement will be capped at US$ [**] per [**] , not to exceed [**] percent ( [**] %) of Net Sales. The US$ [**] profit cap will be adjusted annually on the anniversary date of initial Product Launch using the Producer Price Index for indexing (Producer Price Index for finished goods less food and energy in July of 2000 = 147.5 (WPUSOP3500), base date 1982 = 100) to account for inflation. For the avoidance of any doubt, the Producer Price Index at the time of initial Product Launch will be the basis for such adjustment in profit cap, and the US$ [**] profit cap shall be held constant up to and including the initial Product Launch.


         (d) Most Favored Partner. If Generex is selected to supply Product, the Product and or components thereof shall be sold by Generex to Lilly at prices no less favorable to Lilly than those Generex offers to Third Persons for the supply of comparable products and/or components thereof for comparable volumes and terms excluding any cost savings that Generex achieves as described in Section 7.1(a) of this Agreement. As part of the Manufacturing Agreement between Lilly and Generex, Lilly and Generex shall agree upon a mechanism to allow Lilly, through a Third Person, to monitor Generex's compliance with this clause.

         (e) Failure to Supply. Should Generex ever fail to supply all of Lilly's (as well as any sublicensee of Lilly's) needs for Products to the extent Lilly has forecasted such needs or if there is a Change in Control of Generex, Lilly may then either by itself, and/or by utilizing the services of a Third Person, manufacture and supply Products and/or components thereof without any payment obligation to Generex except payments under Sections 6.3 and 6.4. In such event, the following terms shall apply:

                  1.       License Amendment. Lilly's license in Section 5.1 and
                           Section 5.2 shall be amended to include "make" Product without restriction. Generex shall transfer to Lilly all manufacturing documents, including, without limitation, standard operating procedures, manufacturing tickets, and quality control and assurance documentation for manufacture of Product and shall permit Lilly to have the right to reference the DMFs and, if necessary, utilize any information in the DMFs to manufacture, and obtain any regulatory approval to manufacture Product.
                  2. Transfer of or Access to Generex Know-How. If Lilly chooses to, either by itself or by utilizing the services of a Third Person, manufacture and supply Products (and/or components thereof), Generex shall transfer to, or otherwise grant satisfactory access to, Lilly or such Third Person, as appropriate, any Generex Know-How required in order to enable Lilly or such Third Person to manufacture and supply such items to Lilly and shall provide Lilly or such Third Person, as appropriate, all reasonable assistance required in order to accomplish such Third Person or Lilly manufacture and supply. Generex shall, to the extent that it has not already done so under other provisions of this Agreement, also grant Lilly or such Third Person any, as appropriate and as designated by Lilly, royalty-free licenses with no costs to Lilly (i.e., no milestones, fees or other consideration to be paid by Lilly other than as provided in this Agreement) to Generex Rights necessary for Lilly or such Third Person to manufacture and supply any of such items to Lilly.
                  3. Fill Finish. Should Lilly (either by itself or by utilizing the services of a Third Person) choose to fill, package and supply Products to Lilly, Lilly may choose to process such formulations required for such Products itself, utilize services of a Third Person in any processing required for such Products or may use Generex for such processing (at a cost mutually agreed upon by Generex and Lilly).
                  4. Limitations on use of Generex Rights to Manufacture. Should Lilly or any Third Person manufacture Product or any component thereof pursuant to this Section 7.1(e), such Third Person or Lilly shall only be entitled to utilize Generex Rights for the manufacture of Product for Lilly (or any sublicense of Lilly) and for no other purpose.
                  5. Technology Transfer Costs. Should Lilly decide, either by itself or by utilizing the services of a Third Person, to manufacture Products and/or components thereof pursuant to the provisions of this section, Generex shall bear all reasonable costs incurred by Generex related to any technology transfer and manufacturing set-up by Generex necessary to enable Lilly or such Third Person to perform such manufacturing; however, Lilly shall bear full responsibility for all costs incurred by Lilly and all costs to the Third Person.

         (f) Additional Manufacturing & Supply Agreement Terms. In addition to negotiating the items described above in this Section 7.1, as part of the Manufacturing Agreement between Lilly and Generex, if Generex is selected to supply Product, the Parties hereby agree to the following:

                  1. Compound Supply. Lilly shall supply the amounts of Compound, at no cost, reasonably required by Generex to meet Generex's obligation to supply Product to Lilly.
                  2. Capital Expenditures. All capital expenditures directly incurred in connection with Generex meeting its supply obligation of Product to Lilly shall be borne entirely by Generex. Such costs will be capitalized and any portion thereof that is specifically allocable to the manufacture of the Product shall be ultimately incorporated into the Generex Fully Burdened Manufacturing Cost through an appropriate depreciation method consistent with United States GAAP and Generex internal depreciation methodology used for other products.
                  3. Product Recall. Lilly, after consultation with Generex, shall have the right and responsibility to determine whether Product must or should be recalled. Lilly shall also be responsible for managing the recall and Generex will cooperate with Lilly as Lilly may reasonably request. Generex shall be responsible for all costs incurred due to a recall that is the result of the manufacture of the Product by Generex (a "Manufacture Related Recall"). Notwithstanding the foregoing, under no circumstance shall the obligation of Generex under this Section 7.1(e)(3) exceed the total payments made to Generex by Lilly in any given twelve (12) month period from the date of such recall including, without limitation, milestones, royalties and manufacturing compensation. Further, it is understood that Generex shall not be responsible for the cost associated with the cost of Compound that is recalled in a Manufacture Related Recall; however, Generex will be responsible for the cost associated with reprocessing any affected Compound or new Compound to the extent of such recall at no cost to Lilly. Product recall costs incurred by Generex in a Manufacture Related Recall shall be specifically excluded from Generex Fully Burdened Manufacturing Cost. Lilly shall bear the costs of any Product recall that is not a Manufacture Related Recall.
                  4. Disaster Recovery Plan. Generex shall have in place an appropriate disaster recovery plan to handle in an efficient and effective manner any unexpected events that may occur in manufacturing Product.
                  5. Wasted Compound. Generex shall be solely responsible for any wastage, loss or other damage to Compound that would render such Compound unusable for manufacturing into Product that either exceeds a certain wastage limit to be negotiated under the Manufacturing Agreement or that was caused due to Generex's negligence, misconduct or noncompliance with the Manufacturing Agreement (i.e. Wasted Compound") and, therefore, Generex shall promptly reimburse Lilly for any such Wasted Compound an amount to be determined as part of the Manufacturing Agreement. Wasted Compound costs incurred by Generex shall be specifically excluded from Generex Fully Burdened Manufacturing Cost. Notwithstanding any other provision in this Section, Lilly shall be solely responsible for any Wasted Compound cost resulting from Lilly negligence, misconduct or noncompliance with the Manufacturing Agreement.
                  6. Subcontracting by Generex. To ensure that the quality of Product (and/or major components thereof) is maintained, the Parties agree that any subcontracting of the manufacture of Product (and/or major components thereof) by Generex is only permissible provided such subcontract and business terms related thereto is first approved in writing by the Parties. Furthermore, in connection with any subcontracting of manufacturing rights by Generex to a Third Person, such subcontractor shall be required to perform all subcontracted work in accordance with, and in facilities that meet, cGLPs, cGMPs or QSRs to the extent applicable.

7.2 Packaging. Unless otherwise negotiated between Generex and Lilly pursuant to the Manufacturing Agreement, if Generex is selected to supply Product, Generex shall supply Lilly with Product, labeled to at least the minimal legal requirements for individual Devices and delivered to Lilly in Indianapolis or such other single United States location Lilly chooses. Lilly may have Generex deliver Product and/or components thereof to multiple sites, both in the United States and countries outside the United States, or to sites located in countries outside the United States so long as Lilly pays the cost of any incremental shipping costs required to ship Products to sites other than Indianapolis or the other single United States location selected by Lilly. Lilly shall be responsible for developing any further packaging and labeling required for such Products. If Generex so requests, and to the extent allowable by law, Lilly will identify, in packaging and package inserts for Products developed under this Agreement, Generex as the licensor and/or manufacturer of such Products.


                                    ARTICLE 8
                            RECORD-KEEPING AND AUDITS

8.1 Records Retention. The Parties shall keep complete and accurate records pertaining to the development, use and sale of Products in sufficient detail to permit the other Party to confirm, in the case of Generex, its research and development efforts hereunder, and in the case of Lilly, its research, development and commercialization efforts and the accuracy of calculations of all payments due hereunder. For those records pertaining to Lilly's commercialization efforts or to the accuracy of calculations for any payment due hereunder, such records shall be maintained for a minimum of two (2) year period following the year in which any such efforts or payments were made hereunder. For those records pertaining to Generex's research and development efforts hereunder or Lilly's development efforts, such records shall be maintained for a period consistent with confidentiality in Article 14. Notwithstanding the foregoing, for those records pertaining to regulatory filings and other regulatory commitments (e.g., manufacturing tickets, manufacturing procedures, etc.), such records shall be held for such period as is mutually agreed upon between the Parties in writing that is reasonably necessary to comply with regulatory requirements.

8.2 Audit Request. Each of the Parties shall have the right to request an audit of such records, at its own expense and on an annual basis, to determine, with respect to any of the two (2) preceding Calendar Years, the correctness of any report or payment made under this Agreement. If a Party desires to audit such records, it shall utilize an independent, certified public accountant (including, if the Party so determines, the accountant of the other Party), to examine financial records and may utilize an independent scientist reasonably acceptable to the other

         Party to audit scientific records. Such accountant/scientist shall be instructed to provide the Party desiring the audit a report on the findings of the agreed upon procedures which verifies any previous report made, payment submitted, or work performed by the audited Party during such period. The expense of such audit shall be borne by the auditing Party; provided, however, that if an error in favor of the auditing Party of more than ten percent (10%) is discovered, then such expenses shall be paid by the audited Party. Any Information received by a Party pursuant to this Section 8.2 shall be deemed to be Confidential Information hereunder.

8.3 Survival. This Article 8 shall survive any termination of this Agreement for a period of two (2) years.


                                    ARTICLE 9
                          PROGRAM INTELLECTUAL PROPERTY

9.1 Ownership of Program Know-How. Any and all Program Know-How shall be jointly owned by the Parties.

9.2 Notification of Program Know-How. Upon the discovery, generation or development of any particular Program Know-How, the Party so discovering, generating or developing such Program Know-How shall promptly disclose to the other Party the particular Program Know-How at issue. In addition, each Party shall inform the other Party promptly upon any decision to file a patent application that discloses or claims any invention directed at Program Know-How no later than the filing date of such application. Inventorship shall be mutually determined by the Parties after the Parties have had a reasonable opportunity to review and discuss the particular invention.

9.3 Ownership of Program Patent Rights. Ownership of Program Patent Rights) shall be assigned to the Parties in accordance with the United States laws of inventorship. Specifically, patents that claim inventions that were invented solely by one Party's employees including any persons working on the Program under that Party's direction where such persons have an obligation to assign inventions to that Party ("Sole Invention") shall be assigned solely to that Party. Patents relating to Program Know-How invented jointly by employees of both Parties, including any persons working on the Program under a Party's direction where such persons have an obligation to assign inventions to that Party ("Joint Invention"), shall be assigned jointly to both Parties.

9.4 Patent Filing and Prosecution. Each Party will prepare, file, and prosecute patent applications and maintain patents that Cover inventions for its Sole Inventions and shall be responsible for related interference proceedings and opposition proceedings. Each Party will endeavor to file and prosecute patent applications that contain valid claims which the Parties in good faith believe to be patentable, and which, if issued would be Valid Claims that Cover the Product(s). In addition, the Parties will ensure that such patent applications are filed before any public use or public disclosure by either Party in order to maintain the validity of patent applications filed outside of the United States. The Parties will also ensure that any patent applications filed in the United States are filed within one (1) year after any publication, offer for sale or commercial use of such invention. Each Party shall cooperate with the other in preparing, filing and prosecuting any patent applications relating to Program Patents. Each Party shall also cooperate with the other in executing and delivering any instrument required to assign, convey or transfer to such other Party its interest should such assignment, conveyance or transfer be required by the terms of this Agreement. At least thirty
         (30) days prior to the contemplated filing date, each Party shall submit to the other a substantially complete draft of any patent application for Sole Inventions arising under this Agreement and will make every reasonable effort to adopt the other Party's suggestions regarding such draft. Furthermore, each Party will confer with the other, and make every reasonable effort to adopt the other Party's suggestions regarding the prosecution of such patent applications of Sole Inventions and will copy the other Party with any official actions and submissions in such patent applications.


9.5 Patent Costs. Each Party shall bear [**] percent ( [**] %) of all costs associated with the preparation, filing, prosecution and maintenance of all their respective Sole Inventions including the costs associated with related interference proceedings and opposition proceedings; however, Lilly shall bear [**] percent ( [**] %) of all costs associated with any Program Patent Rights that contain or result in a claim that is necessary or useful in the Field.


9.6 Discontinuance of Patent Coverage. Should either Party not wish to file or prosecute any patent application, or issue or maintain any patent within (a) their Program Patent Rights as determined according to
         Section 9.3, or (b) the Generex Patent Rights, in any particular country, that Party will so notify the other Party of its intentions ("Discontinuance Election"). Upon receipt of such Discontinuance Election, the other Party may elect to have the right to file, prosecute, maintain or issue such patent application or patent at its own expense by providing written notice of the same within thirty (30) days of its receipt of the Discontinuance Election. Upon such election:
         (i) the discontinuing Party shall grant the other Party any necessary authority to file, prosecute, issue and maintain such patent application and/or patent; and (ii) shall assign such patent application or patent to the other Party. Until such assignment is complete, the discontinuing Party shall take reasonable efforts to maintain or otherwise ensure that patent protection will not be lost with respect to such patent application and/or patent provided the other Party does not unreasonably delay the assignment thereof. Finally, upon any such assignment by Generex, the patent and/or patent application at issue shall no longer be considered a Generex Patent Right. Any such transfer shall be without charge by the transferor but at the expense of the transferee.

9.7 Notice of Certification. Generex and Lilly each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a patent under Generex Patent Rights or Lilly Patent Rights is invalid or that an infringement will not arise from the manufacture, use, import, offer for sale or sale of any Product by a Third Person. If Generex decides not to bring infringement proceedings against the entity making such a certification, Generex shall give notice to Lilly of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Lilly may then, but is not required to, bring suit against the party that filed the certification. Any suit by Lilly or Generex shall either be in the name of Lilly or in the name of Generex, or jointly by Lilly and Generex, as may be required by law. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

9.8 Patent Term Extensions. The Parties shall cooperate with each other in gaining patent term extension wherever applicable to any patents including any Generex Patent Rights or Program Patents that contain a Valid Claim that Covers Product. The Party first eligible to seek extension of such patent shall have the right to do so; provided, the first Party shall consult with the other Party before making the election. If more than one patent is eligible for extension, the Steering Committee (with advice from appropriate patent counsel) shall agree upon a strategy that will maximize patent protection for the Product. All filings for such extensions and certificates shall be made by the Party to whom the patent is assigned, provided, however, that in the event that the Party to whom the patent is assigned elects not to file for an extension or supplementary protection certificate, such Party shall (i) inform the other Party of its intention not to file and
         (ii) grant the other Party the right to file for such extension or certificate.


                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.1 Generex Representations. Generex hereby represents and warrants to Lilly as follows:

         (a) Patents, Prior Art. Generex represents and warrants that, to the best of Generex's belief, it has sufficient legal and/or beneficial title under Generex Patent Rights and Generex Know-How including any and all rights to the Generex Formulation, including the Device, as is necessary to grant the licenses contained herein.


                  1. Third Persons. Generex represents and warrants that it is not aware of any communications alleging that it has violated or, by conducting its business as currently proposed under this Agreement, would violate any of the Intellectual Property Rights of any Third Person other than [**] in carrying out its responsibilities under this Agreement or in granting the licenses under this Agreement.

                  2. [**]. Generex represents and warrants, to the best of Generex's belief, that there is no material unauthorized use, infringement or misappropriation by Generex of Intellectual Property Rights of [**] . Specifically, Generex represents and warrants that, to the bests of its knowledge, the Generex Patent Rights, Generex Know-How and Generex Formulation [**]
                           .


         (b) Freedom to Operate. Generex further represents and warrants that, to the best of Generex's belief, the Generex Patent Rights and Generex Know-How are sufficient rights to enable the Parties to achieve the purposes of this Agreement and that there are no Intellectual Property Rights owned or Controlled by any Third Person that would be necessary for such purposes.


         (c) Full Disclosure. Generex represents and warrants that it believes that it has provided Lilly with all information that Lilly has requested for deciding the merits of entering into this Agreement and all information reasonably useful or necessary to enable Lilly to make an informed decision regarding entering into this Agreement including, without limitation, all material information that potentially could have an impact on this Agreement and/or any rights granted hereunder. Such information includes, but is not limited to, information related to the Generex Formulation including the Device, any material details of how to make the Generex Formulation including the Device, the changes that have been made to the Formulation since beginning clinical trials, [**].

         (d) Product Quality. If Generex is selected to supply Product, Generex hereby represents and warrants that:

                  1. it will use diligent efforts to set in place any applicable quality systems necessary for Lilly to obtain appropriate ISO9000 series designation in the U.S. and C.E. marking in Europe, for Devices, if necessary, in accordance with the Product Development Plan; and
                  2.       any Product manufactured by Generex hereunder shall:
                           (i) conform to the specifications for the Product in effect at the time of delivery; (ii) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act of 1938, as amended from time to time, nor constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act; (iii) conform to the certificates of analysis supplied with the shipment of the Product; (iv) meet applicable cGLPs, cGMPs and QSRs and be manufactured in facilities that meet applicable cGMPs and QSRs; and (v) be packaged and shipped in accordance with mutually agreed to procedures.

         (e) Employee Obligations. Generex hereby represents and warrants that all of its employees, officers and consultants who will work on the Product Development Program have legal obligations requiring, in the case of employees and officers, assignment to Generex of all inventions made during the course of and as a result of their association with Generex and obligating the individual to maintain as confidential the Confidential Information of Generex, as well as the Confidential Information of a Third Person which Generex may receive.

         (f) Compliance with Laws. Generex hereby represents and warrants that in carrying out its work under the Product Development Program such work will be carried out in compliance with any applicable laws including, without limitation, federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted. Moreover, Generex represents and warrants that in connection with carrying out its work under the Product Development Program, as applicable based on the specific work to be conducted, it will carry out such work under the Product Development Program in accordance with current cGLP, cGCP, cGMP and QSRs.

         (g) No Debarment. Generex hereby represents and warrants that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to Lilly that none of it, its employees, or any person providing services to Generex in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

10.2 Lilly Representations. Lilly hereby represents and warrants to Generex as follows:

         (a) Employee Obligations. Lilly hereby represents and warrants that all of its employees, officers and consultants have legal obligations requiring, in the case of employees and officers, assignment to Lilly of all inventions made during the course of and as a result of their association with Lilly and obligating the individual to maintain as confidential the confidential information of Lilly, as well as the confidential information of a Third Person which Lilly may receive.

         (b) Compliance with Laws. Lilly hereby represents and warrants that in carrying out its work under the Product Development Program such work shall be carried out in compliance with any applicable laws including, without limitation, federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted. Moreover,

                  Lilly represents and warrants that in connection with carrying out its work under the Product Development Program, as applicable based on the specific work to be conducted, it will carry out such work under the Product Development Program in accordance with current cGLP, cGCP, cGMP.

         (c) No Debarment. Lilly hereby represents and warrants that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to Generex that none of it, its employees, or any person providing services to Lilly in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.


                                   ARTICLE 11
                       INFRINGEMENT OF THIRD PERSON RIGHTS

11.1 Notice. If the research, development, manufacture, use, sale, offer for sale or importation of a Product results in a claim for patent infringement, the Party to this Agreement first having notice shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

11.2 Litigation Involving Product. Lilly shall defend against any such Third Person claim of infringement involving the manufacture, use, sale, offer for sale or importation of a Product. Generex shall cooperate with Lilly at Lilly's request in such defense and shall have the right to be represented by counsel of its own choice at Generex's expense. If Lilly is required by a final court order or a settlement entered into in good faith to make payments (including royalty payments on future Net Sales of Products by Lilly) to a Third Person in connection with the disposition of such claim, Lilly shall make all such payments, which shall be deemed a cost associated with the acquisition of intellectual property as described in Section 6.3(c) and, therefore shall be creditable against royalties in accordance with and subject to the provisions of Section 6.3(c) of this Agreement.

                                   ARTICLE 12
                          INFRINGEMENT BY THIRD PERSONS

12.1 Notice. If any Generex Right that involves Product is infringed and/or misappropriated by a Third Person, the Party first having knowledge of such infringement/misappropriation shall promptly notify the other in writing. The notice shall set forth the facts of such infringement and/or misappropriation in reasonable detail.

12.2     Prosecution of Actions Involving Product.

         (a) Lilly shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement/misappropriation of any of the Generex Rights arising from the use thereof and involving Product, by counsel of its own choice. Generex shall cooperate with Lilly at Lilly's request in the prosecution of such action or proceeding. If Lilly reasonably determines that Generex is an indispensable party to the action, Generex hereby consents to be joined. In such event, Generex shall have the right to be represented in that action by counsel of its own choice and at Generex's expense.

         (b) If Lilly fails to bring an action or proceeding within a period of ninety (90) days after receiving written notice from Generex or otherwise having knowledge of that infringement/misappropriation of Generex Rights involving Product, as described in Section 12.2(a) of this Agreement, Generex shall have the right to bring and control any such action by counsel of its own choice and expense. If Generex reasonably determines that Lilly is an indispensable party to the action, Lilly hereby consents to be joined. In such event, Lilly shall have the right to be represented in that action by counsel of its own choice and at Lilly's expense.

         (c) No settlement, consent judgment or other voluntary final disposition of a suit under this Section 12.2 may be entered into without the joint consent of Lilly and Generex (which consent shall not be unreasonably withheld).

         (d) If Lilly brings action, any damages or other monetary awards recovered by Lilly attributable to sales of Products, shall be applied first to defray the reasonable costs and expenses incurred in the action by both Parties. If any balance remains, Lilly shall pay Generex an amount equal to [**] of such remaining balance.

         (e) If Lilly fails to bring action and Generex brings action, any damages or other monetary awards recovered by Generex attributable to sales of Product derived therefrom, shall be applied first to defray the reasonable costs and expenses incurred in the action by both Parties. If any balance remains, Generex shall first retain an amount equal to [**] of such balance, then any remaining balance would be paid to Lilly.


12.3 Infringement of Generex Rights Outside Field. In the event that any Generex Rights that have application outside the Field are infringed and/or misappropriated outside the Field by a Third Person, the Party first having knowledge of such infringement and/or misappropriation shall notify the other as set forth above and the Parties shall consult with each other as to how they should proceed, but each Party shall be free to pursue or protect its own respective interests to the extent it is legally entitled to do so. Generex hereby agrees to use commercially reasonable efforts to diligently enforce such Generex Rights that have application outside the Field provided that Generex shall not be required to initiate litigation in connection with said efforts.

                                   ARTICLE 13
                             MUTUAL INDEMNIFICATION

13.1 Responsibility and Control. Lilly and Generex shall each be solely responsible for the safety of its own employees, agents, licensees or sublicensees with respect to Product research and development, marketing, selling and detailing the Products, and each shall hold the other harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents or Affiliates.

13.2 Generex's Right to Indemnification. Lilly shall indemnify each of Generex, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "Generex Indemnitees"), defend and hold each Generex Indemnitee harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation reasonable attorneys' fees) (any of the foregoing, "Damages") incurred by or asserted against any Generex Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a claim or demand made by a Third Person (a "Third Person Claim") against any Generex Indemnitee because of

         (a)      breach of any warranty made by Lilly pursuant to Article 10;
         (b)      the safety or dosage of the Product, unless attributable to an item identified in Section 13.3 below which is under the responsibility of Generex;
         (c) the manufacture, processing, testing, packaging, sale or promotion of any Product, or the establishment of specifications for the manufacture, processing, testing, sale or packaging of a Product by or on behalf of Lilly or its sublicensees (except activities undertaken by Generex);
         (d) the failure of Lilly to disclose any material or drug safety information in Lilly's possession to Generex regarding any Product;
         (e) the labeling, warehousing, distribution or detailing of any Product by or on behalf of Lilly or its sublicensees; or
         (f) any breach of this Agreement by Lilly, except, in each such case, to the extent that such Damages are finally determined to have resulted from the negligence or misconduct of Generex or an Affiliate of Generex.

                  Generex shall promptly notify Lilly of any Third Person Claim, upon becoming aware thereof, shall permit Lilly at Lilly's cost to defend against such Third Person Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such claim and shall cooperate in the defense thereof. Generex may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Lilly and shall cooperate with Lilly and its insurer in the disposition of any such matter.

13.3 Lilly's Right to Indemnification. Generex shall indemnify each of Lilly, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "Lilly Indemnitees"), defend and hold each Lilly Indemnitee harmless from and against any and all Damages incurred by or asserted against any Lilly Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a Third Person Claim against any Lilly Indemnitee because of

         (a)      breach of any warranty made by Generex pursuant to Article 10;
         (b) the failure of Generex to manufacture, process, test or package Product according to specifications, and the sale or promotion of any Product by or on behalf of Generex (except for activities undertaken by Lilly);
         (c) the failure of Generex to disclose any material or drug safety information in Generex's possession to Lilly regarding any Product;
         (d) the labeling, warehousing, distribution or detailing of a Product by Generex; or
         (e) any breach of this Agreement by Generex, except, in each such case, to the extent that such Damages are finally determined to have resulted from the negligence or misconduct of Lilly, sublicensee of Lilly or an Affiliate of Lilly.

                  Lilly shall promptly notify Generex of any Third Person Claim, upon becoming aware thereof, and permit Generex at Generex's cost to defend against such Third Person Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such Third Person Claim and shall cooperate in the defense thereof. Lilly may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Generex and will cooperate with Generex or its insurer in the disposition of any such matter.


                                   ARTICLE 14
                        CONFIDENTIALITY AND PUBLICATIONS

14.1 Confidentiality. Unless otherwise set forth in this Agreement, for a period from the Effective Date until five (5) years following the later of: (a) the expiration or termination of this Agreement, or (b) if Lilly is marketing a Product, the date on which Lilly ceases to market any Product, Lilly and Generex shall maintain in confidence all Confidential Information disclosed by the other Party (the "Disclosing Party") or generated pursuant to a Product Development Plan, and shall not, except as contemplated by this Agreement, use such Confidential Information for its benefit or the benefit of others, without the written consent of the Disclosing Party. In addition, Lilly and Generex agree not to disclose any trade secret information belonging to the other Party for so long as the trade secret remains confidential. Documents made available to the receiving Party shall remain the property of the Disclosing Party and shall be returned upon written request, except that one copy of all such information may be retained for legal archival purposes by the receiving Party.

14.2 Publications. While it is understood that employees of Lilly and Generex at some point shall be free to publish the results of their studies carried out under this Agreement, each Party agrees that the Steering Committee will review and approve a disclosure policy to provide the Parties with guidance as to the content and timing of all disclosures. In addition, each Party shall provide the other Party the opportunity to review any proposed manuscripts that disclose research carried out under the Product Development Program at least sixty (60) days prior to their intended submission for disclosure and, upon request, shall delay submission for a period sufficient to permit adequate steps to be taken to seek patent protection for any patentable subject matter referred to therein. The disclosing Party shall avoid disclosure of any Confidential Information or trade secret information of the other Party. Each Party agrees to respond to requests for review within sixty (60) days of receipt. In the event the Parties disagree with respect to the nature of the disclosure to be made in a proposed disclosure, the Parties shall refer such disagreement to the Steering Committee for resolution. All publications shall give due credit to all individuals contributing to the developments described in the publication.


                  Notwithstanding the provisions of Section 14.1 hereof, Generex and Lilly may, to the extent necessary, disclose and use Confidential Information to secure patent protection for an invention developed as a result of the collaboration undertaken pursuant to this Agreement or to obtain institutional or government approval to clinically test or market any Product.


                                   ARTICLE 15
                                    PUBLICITY

15.1 Disclosure of Agreement. Neither Party to this Agreement may release any Confidential Information to any Third Person regarding the terms or existence of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, promotional materials, governmental filings and discussions with public officials and the media. However, this provision does not apply to any internal publications, disclosures regarding this Agreement or related information to regulatory agencies such as the FDA, Securities and Exchange Commission or Federal Trade Commission and/or Department of Justice which may be required by law, including requests for a copy of this Agreement or related information by tax authorities. If either Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by law, that Party will notify the other Party as soon as practical and give as much detail as possible in relation to the disclosure required. The Parties will then cooperate with respect to determining what information will actually be released; notwithstanding, Lilly shall have the right to review and comment on all filings required by the SEC or other agencies. The Parties hereby agree to issue a press release upon complete execution of this Agreement. Such press release may reference insulin products and may state that the Device may be used for other products without specifically indicating which products. However, the press release on this Agreement shall not identify the Option Compounds. In addition, the press release shall not provide financial information. A copy of such press release is attached hereto as Exhibit C of this Agreement.

15.2 Cooperation on Hart-Scott-Rodino Filing and Approval. If in the reasonable opinion of either or both Parties, filing under the HSR Act is required, then as soon as reasonably practicable after the date that both Parties have executed this Agreement, both Lilly and Generex will file with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") the notification and report form (the "HSR Report") required of each of them regarding the transactions described in this Agreement. After submitting such HSR Report, each Party will use its reasonable efforts, including promptly producing documents, witnesses, and information, rightfully requested by the FTC or DOJ, to obtain HSR Act approval of such transaction, whether pursuant to expiration or early termination of applicable HSR Act waiting periods or court approval ("Required HSR Approval"). Each Party will cooperate with the other to the extent necessary in preparing the other Party's HSR Report and in obtaining Required HSR Approval. Each Party will be responsible for its own costs, expenses, and filing fees associated with any of its filings under the HSR Act.

15.3 Termination. Both Parties agree that if this Agreement is terminated, neither Party will disclose its reasons for not proceeding to any Third Person without the express written consent of the other Party.


                                   ARTICLE 16
                              TERM AND TERMINATION

16.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in whole or in part as specifically provided in the Agreement, shall continue in effect with respect to a particular Compound Product until the expiration of the Royalty Period applicable to that Compound Product.

16.2     Termination By Lilly.

         (a) Termination Right prior to Product Launch. Lilly may terminate this Agreement for any reason at any time prior to Product Launch provided Lilly furnishes Generex with ninety (90) days written notice of the same.

         (b) Termination Right after Product Launch. Lilly may terminate this Agreement for any reason at any time after Product Launch provided Lilly furnishes Generex with one hundred and eighty
                  (180) days written notice of the same.

         (c) Consequences of Termination under this Section 16.2. In addition to the provisions set forth in Sections 16.5 and 16.6, in the event that Lilly terminates this Agreement pursuant to this Section 16.2 of this Agreement, Generex, upon the effective date of such termination, shall be entitled to the following:

                  1. License Termination. The following licenses shall terminate after Lilly and Generex have negotiated the cost to Generex of transferring Regulatory Material from Lilly to Generex under this Section 16.2(c)(2):

                                    (i) the license granted under Generex Rights
                           in Section 5.1 of this Agreement shall terminate and revert in its entirety to Generex.

                                    (ii) the license granted under Program
                           Patent Rights in Section 5.2 (that claim Sole Inventions of Generex) shall terminate and revert in its entirety to Generex.

                                    (iii) the license granted under Program
                           Patent Rights in Section 5.2 (that claim Joint Inventions of Lilly and Generex) shall terminate and revert to Generex (to the extent that Generex has an interest in such Patent Rights);

                                    (iv) the license granted under Program
                           Know-How in Section 5.2 shall terminate and revert to Generex (to the extent that Generex has an interest in such Know-How).

                                    For avoidance of doubt, any Program Patent
                           Rights that claim Joint Inventions shall remain jointly owned.

                  2. Access to Regulatory Material. Lilly shall, to the extent that it is legally entitled to do so, immediately transfer possession and legal ownership to all Regulatory Materials (and shall cause any subcontractor used by Lilly to do the same) provided that such transfer does not affect in any way Lilly's rights under this Agreement. Subsequent to such transfer, Generex may continue with the research and development under this Agreement as long as Generex continues to negotiate in good faith a price for Generex's continued use of the Regulatory Material. Such price shall take into account Lilly's fully burdened costs incurred in developing such Regulatory Material and may include the payment of a royalty to Lilly on Net Sales of Product in the Territory for the Royalty Period.


                  3. Supply Agreement. In the event that Generex elects to continue to develop and commercialize a buccal delivery system for insulin, and upon Generex's request and subject to the transfer of Regulatory Material in Section 16.2(c)(2), Lilly will negotiate a price of no more than [**] per gram of insulin at which it is willing to supply insulin to Generex and thereafter the Parties shall discuss resourcing any capital expenses if it is necessary for Lilly to increase capacity for supplying insulin to Generex.

                                    The price of no more than [**] per gram of
                           insulin will be adjusted upward annually on the anniversary date of this Agreement commencing in the year after the Effective Date using the Consumer Price Index indexing [U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average (July 2000 equals 172.6 and -1982 to 1984 equals 100; Series CUUR0000SA0] to account for inflation. This agreement to supply is specific to insulin.


                  4. Sales of Product. If Lilly terminates this Agreement under Section 16.2(b), Lilly may elect to continue to sell Product until the Parties have negotiated the transfer of Regulatory Material and a reasonable royalty rate under Section 16.2(c)(2).

         Notwithstanding the foregoing, if Lilly terminates this Agreement under this Section 16.2 because of Product safety or health concerns Lilly shall be under no obligation to transfer possession and legal ownership to Regulatory Material to Generex under this Section 16.2 of this Agreement. Further, if Lilly terminates this Agreement under Section
         16.2 because of a Product's unacceptable clinical trial results or for any other significant technical failure, Lilly shall retain non-exclusive rights under any Program Patent Rights that claim Sole Inventions of Generex and Program Know-How that relate to a Lilly Compound.

16.3     Termination for Breach.

         (a) Notification and Opportunity to Cure. If either Party believes the other Party is in breach of any material obligations under this Agreement or the Manufacturing Agreement, it may give notice of such breach to the other Party, which Party shall have ninety (90) days in which to remedy such breach. Such ninety (90) day period shall be extended in the case of a breach not capable of being remedied in such ninety (90) day period so long as the defaulting Party uses diligent efforts to remedy such breach and is pursuing a course of action that, if successful, will effect such a remedy. If such breach is not remedied in the time period set forth above or if the Party alleged to be in breach disputes the existence of any breach, the Party alleging breach shall refer the matter to the President of Generex and to the Lilly President of Diabetes and Growth Disorders Product Group (or successor position) for business issues and the Lilly Executive Director of BioPharma Science/Delivery Systems (or successor position) for scientific issues who shall meet and confer within fifteen
                  (15) days after notice from the non-defaulting Party of its desire for such a meeting.

         (b) Generex Material Breach. In the case of any dispute relating to a breach that Lilly claims is a Generex Material Breach (as defined below) that is not resolved pursuant to (a) above, Lilly may give written notice to Generex of termination of this Agreement pursuant to this Section 16.3, which termination shall be effective thirty (30) days after such notice. Upon such termination, the following terms shall apply:

                  (1) Lilly may, at its sole discretion, continue selling or terminate in all countries any Product that has received Regulatory Approval in any country, provided, however, that Lilly shall continue to be obligated to pay all financial obligations under this Agreement subject to Section 16.3(b)(4) below;

                  (2) Lilly may, at its sole discretion, continue or terminate independent development of any Product that has not received Regulatory Approval contemplated by this Agreement in which case all licenses granted to Lilly by Generex under Article 5 shall survive termination of the Agreement and Lilly shall continue to be obligated to pay all financial obligations under this Agreement subject to Section 16.3(b)(4) below;

                  (3) In the event that Lilly elects to terminate sales or development of any Product, Lilly is under no obligation to supply insulin to Generex or to transfer any Know-How or Regulatory Material to Generex;

                  (4) If a Generex Material Breach relates to the supply of Product, Lilly may, at its sole discretion, continue to have Generex supply Product under the Manufacturing Agreement in which case Lilly shall place into escrow [**] of the then-current royalty on Net Sales of Product during the time period in which Generex is in Material Breach if such Breach is related to the supply of Product to Lilly, and [**] of the then current royalty on Net Sales of Product during the time period in which Generex is in

                           Material Breach if such Breach is not related to the supply of Product to Lilly.


         (c) Generex Material Breach Defined. For purposes of this Section 16.3, the term Generex Material Breach shall mean a breach of this Agreement by Generex that results in a substantial reduction in the value of the licenses and other rights granted to Lilly by Generex under this Agreement, taking into account the value of such rights prior to and after such breach and all other factors deemed relevant by the Court adjudicating this dispute.

                  In addition, any breach of a representation or warranty by Generex relating to intellectual property is deemed to be a Generex Material Breach.

         (d) Remedies Following Termination Under Section 16.3 Upon a final judicial determination of whether Generex has breached this Agreement, whether or not any such breach is a Generex Material Breach, and the amount of damages that Lilly has incurred as a result of any such breach, the following provisions shall apply:

                  (1) If it is determined that Generex has breached the Agreement, Lilly shall be entitled to all monetary damages resulting from such breach, and such other relief as the Court may award. To the extent that the funds paid into escrow by Lilly pursuant to Section 16.3(b)(4) are sufficient for such purpose, such damages shall be remitted to Lilly direct from the escrowed funds.

                  (2) If it is determined that a Generex Material Breach has occurred, in addition to the relief described in 16.3(b)(1) above, Lilly shall be entitled to recover its litigation costs and interest at the rate applicable to money judgments in the jurisdiction in which such matter is determined on all funds paid into escrow by Lilly pursuant to Section 16.3(b)(4) up to the total amount of damages to which Lilly is entitled.

                  (3) If it is determined that a Generex Material Breach has not occurred, the Agreement shall be reinstated in full, and Generex shall be entitled to monetary damages resulting from Lilly's termination of the Agreement and actions under Section 16.3(c), and such other relief as the Court may award.

                  (4) If it is determined that Generex has not breached the Agreement, in addition to the relief described in
                           Section 16.3(b)(3) above, Generex shall be entitled to recover its litigation costs and interest at the rate applicable to money judgments in the jurisdiction in which such matter is determined on all funds paid into escrow by Lilly up to the total amount of damages to which Generex is entitled.

         (e) Generex's Termination due to Lilly's breach. If Generex terminates this Agreement because of Lilly's material breach, the Parties agree to the following, subject to a court determination that Lilly has materially breached the
                  Agreement:

                  (1) all license rights granted to Lilly under Article 5 shall terminate;

                  (2) Lilly shall transfer Know-How and Regulatory Material to Generex;

                  (3) Lilly shall continue to supply insulin at a price consistent with Section 16.2 to Generex for subsequent development and commercialization of Product.

16.4 Termination for Insolvency. Either Party may terminate this Agreement upon notice to the other should the other Party become insolvent or file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing.

16.5 Change of Control. In the event of a Change of Control, Generex shall notify Lilly of such change specifying the effective date of the change and the name(s) of the controlling party or parties. Lilly shall have thirty (30) days from the date of such notice to notify Generex of Lilly's decision to terminate any on-going Product Development Program(s) and thereafter conduct all research, development and manufacturing activities independently or terminate the Agreement. In such event, all rights and obligations in the present Agreement shall remain in force including Lilly's right to select Generex to supply Product under a Manufacturing Agreement as provided herein. Lilly shall be under no obligation to supply insulin or transfer Regulatory Materials to Generex under a Change of Control.

16.6 Surviving Rights. Termination of this Agreement shall not terminate Lilly's obligation to pay all milestone payments, royalties and other payments which shall have accrued hereunder (including any milestone payments then accrued but not yet due under Section 6.4). The obligations of the Parties under Articles 8 (Record-Keeping and Audits), 9 (Intellectual Property), 12 (Infringement by Third Persons), 13 (Mutual Indemnification), 14 (Confidentiality) and 16 (Termination) of this Agreement will survive the termination or expiration of this Agreement.

16.7 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to (or as a result of, including, without limitation, rights available under law and equity) such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

16.8 Remedies Not Exclusive. The remedies provided in this Section 16 are not exclusive and, therefore, shall neither preclude nor prejudice any other rights or remedies available to the Parties including, without limitation, any rights or remedies that may be available at law or in equity.

                                   ARTICLE 17
                                   EXCLUSIVITY

17.1 Exclusivity. During the term of this Agreement, each Party agrees to work exclusively with the other in the Field notwithstanding Lilly's right to sublicense in accordance with Section 5.1 and Section 5.2, herein, and Generex shall not license or collaborate with any Third Person with regard to Compounds.

         However, Lilly retains the right to enter into [**] agreements with Third Persons related to [**] including for purposes of this Agreement. Lilly also retains the right to enter into other agreements related to [**] with Third Persons; provided that Lilly shall notify Generex prior to entering any agreement relating to [**] .

                  In addition, both Parties agree that either Party may enter into Third Person agreements related to the [**] .

                  Each Party hereby represents that as of the Effective Date, such Party does not have any [**] .



                                   ARTICLE 18
                                  MISCELLANEOUS

18.1 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

18.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other (which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor (if it continues as a separate entity) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder.

         This Agreement shall be binding upon the successors and permitted assignees of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns. Any assignment not in accordance with this section shall be void.

18.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.4 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any force majeure event, including but not limited to acts of God, acts of government, war, fire, flood, earthquake, strike, labor dispute and the like, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for sixty (60) days thereafter; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

18.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective upon actual receipt given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

         If to Lilly, addressed to:         Eli Lilly and Company
                                            Lilly Corporate Center
                                            Indianapolis, Indiana 46285
                                            Attn:  General Counsel


         If to Generex, addressed to:       Generex Biotechnology Corporation
                                            33 Harbour Square, Suite 202
                                            Toronto, Ontario
                                            CANADA M5J 2G2
                                            Attn:  Anna Gluskin, CEO

18.6 Amendment. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

18.7 Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

18.8 Counterparts. The Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one Party but both such counterparts taken together shall constitute one and the same agreement.

18.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

18.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to its choice of law rules.

18.11 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

18.12 Compliance with Law. Nothing in the Agreement shall be deemed to permit Lilly to export, re-export or otherwise transfer any Information transferred hereunder or Products manufactured therefrom without compliance with applicable laws.

18.13 Entire Agreement of the Parties. This Agreement, including the Exhibits attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof. In the event there is a discrepancy between the Exhibits and the Agreement the Agreement shall control.

18.14 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either party.

18.15 Dispute Resolution. Disputes arising under this Agreement regarding the Product Development Program and/or Product Development Plan thereunder shall be submitted in the first instance to the Chief Executive Officer of Generex (or successor position) and the President of the Diabetes Care and Growth Disorders Products Group at Lilly (or successor position). The President of the Diabetes Care and Growth Disorders

         Products Group at Lilly will make the ultimate determination as to how a dispute will be resolved.

                  Any other disputes arising under this Agreement, including its interpretation and the enforcement of any rights or obligations hereunder, shall be resolved in a court of law. For avoidance of doubt, disputes relating to ownership of patents are considered disputes relating to enforcement of rights.

18.16 Non-Solicitation of Employees. While the Parties are conducting the Product Development Program under this Agreement, and for a period of one (1) year thereafter, each Party agrees that it will not directly recruit, solicit or induce any employee of the other Party who is directly associated with the Product Development Program to terminate his or her employment with such other Party. However, nothing set forth in this section shall prohibit a Party from indirectly recruiting, soliciting or inducing such employees to leave the other Party through the use of advertisements in trade journals and the like or from discussing employment opportunities with such employees to the extent such employees contact such Party first.

         IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement.


ELI LILLY AND COMPANY                        GENEREX BIOTECHNOLOGY CORPORATION



By:    /s/August M. Watanabe                 By:      /s/Anna E. Gluskin
    ------------------------------              -------------------------------
Name:  August M. Watanabe                       Name:  Anna E. Gluskin
Title: Executive Vice President --              Title: President
       Science/Technology

                                    Exhibit A

                           Royalty Calculation Example

In a particular year, Lilly Net Sales for a given year are equal to the following:


         Compound Product A: $  [**]

         Compound Product B: $  [**]



For simplicity, CPI adjustments are excluded from this example:


For royalties due on Compound Product A with annual Net Sales of $  [**]

Annual Sales ($/yr)                    Royalty        Royalty Due Generex
-------------------------------------------------------------------------
0 to  [**]                             [**]                          $[**]
[**]   to   [**]                       [**]                          $[**]
[**]   to   [**]                       [**]                          $[**]
[**]   to   [**]                       [**]                          $[**]
[**]   to   [**]                       [**]                          $[**]
[**]   to   [**]                       [**]                           [**]
[**]   to   [**]                       [**]                           [**]
over    [**]                           [**]                           [**]
--------------------------------------------------------------------------

                                                 Total             $  [**]


For royalties due on Compound Product B with annual Net Sales of $  [**]

Annual Sales ($/yr)                   Royalty         Royalty Due Generex
-------------------------------------------------------------------------
0 to [**]                             [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
[**]   to   [**]                      [**]                          $[**]
Over   [**]                           [**]                          $[**]
-------------------------------------------------------------------------

                                                 Total             $ [**]

                                    Exhibit B


                           [** -- Five Pages Omitted]

                                    Exhibit C

                          Example Press Release (Draft)

                   Lilly and Generex Sign Agreement To Develop
                             Buccal Form of Insulin

Eli Lilly and Company (NYSE: LLY) and Generex Biotechnology Corporation (NASDAQ:
GNBT) today announced that they have signed an agreement to develop a buccal formulation of insulin that is administered as a fine spray into the oral cavity using Generex proprietary technology.

Under the terms of the agreement, Generex will receive certain initial fees and milestone payments. Generex will also receive royalty payments based on product sales. In exchange, Lilly will receive exclusive worldwide rights to products resulting from the collaboration. Lilly will be responsible for conducting clinical trials, securing regulatory approvals and marketing on a worldwide basis. Clinical trials of the first product candidate are under way in North America and Europe. Lilly will also have the option to develop a number of additional products depending on the success of the initial product.

"We look forward to working with Generex, whose buccal spray delivery technology potentially represents a novel approach to drug delivery," said James A. Harper, president, diabetes and growth disorders products for Lilly. "A buccal spray formulation of insulin could provide an attractive alternative for people with diabetes."

"The opportunity to partner with Lilly, the global leader in diabetes care, to develop the world's first marketed buccal insulin spray represents very good news for millions of patients with diabetes throughout the world," said Anna Gluskin, chief executive officer of Generex. "We are pleased that Lilly has recognized the potential of buccal delivery of insulin and Generex's RapidMist(TM) technology for systemic delivery of proteins, peptides and other large molecule drugs."

Today, worldwide costs for treating diabetes and its complications are estimated to exceed $200 billion annually. It is also estimated that, over the next decade, the number of people with this disease will more than double. Lilly has been a leader in diabetes care for more than 70 years. The company continues to aggressively pursue the goal of being a complete diabetes care company and intends to provide innovative products to treat all types and stages of diabetes.

Generex is engaged in the research and development of drug delivery systems and technologies. To date, it has focused on developing a platform technology for the buccal delivery (absorption through the inner cheek walls) of large molecule drugs which, historically, have been administered only by injection. Additional information about Generex can be found at www.generex.com.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Generex and Lilly believe that such statements are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that: (i) Lilly or Generex will not terminate the collaboration, (ii) that any products will be developed, manufactured or commercialized successfully, or (iii) that significant funding will be received by Generex as a result of this collaboration.

Each company's business is subject to significant risks and there can be no assurance that actual results of the companies' development activities and results of their operations will not differ materially from expectations. For information with respect to other factors, which could cause actual results to differ from expectations, reference is made to the 10-K and 10-Q reports filed by Generex and Lilly, respectively, with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

                                    Exhibit D
                            Product Development Plan


















                   [This page was blank in executed agreement]

                                    Exhibit E
                                 Generex Patents



















                   [This page was blank in executed agreement]

                                    Exhibit F
                              Description of Device

























                   [This page was blank in executed agreement

                                    Exhibit G
                       ADVERSE EVENT REPORTING PROCEDURES

The following are the procedures for handling the reporting of adverse drug events with Product:

1.       Definitions:

         "Adverse Event" means any untoward happening in a patient or human subject after the onset of administration of Product without regard to a causal relationship between such Product and the event, and whether or not such event is considered drug related.

2. If Generex or any employee, representative or agent thereof (collectively, the `Receiving Party") is contacted with an Adverse Event report, the Receiving Party will record the information set forth in paragraphs 3 and 4, below, and immediately, but in no event later than three (3) working days, FAX a report to Lilly at 317-277-0853.

3.       The Receiving Party will provide the following information to Lilly:

         o The Receiving Party employee's, representative's or agent's name
         o        Reporter status (e.g., physician) with:
                  o        Name
                  o        Full address
                  o        Telephone number
         o        Drug/medical device information
         o        Adverse experience
         o        Patient outcome
         o        Did the event result in any of the following
                  o        Death
                  o        Life-threatening
                  o        Hospitalization or prolonged hospitalization
                  o        Severe or permanent disability
                  o        Cancer
                  o        Overdose
                  o        Congenital anomaly
                  o        Require intervention

4.       Secondary information:

         o        Patient's name or initials
         o        Sex/age
         o        Therapy dates
         o        Therapy duration
         o        Daily dosage



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
         o        Indication for use
         o        Concomitant medications
         o        Relevant medical history
         o        Drug continued or discontinued
         o        Did event abate
         o        Control (Lot #) if known

5. Lilly will be responsible for all regulatory reporting relating to Product.

6. Lilly agrees to provide Generex, upon request, with information relevant to the safety of the Product in the form of periodic reports. Generex agrees to forward to Lilly all Adverse Event reports necessary for Lilly to fulfill its regulatory requirements in the Territory. Both parties agree to provide adequate and reasonable responses in a timely manner to bring about the regulatory reporting required herein.


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


                                    Exhibit H

                         Cost Savings Adjustment Example

         End of Year 3 with 2/3 of Countries Launched per Section 7.1(a)

Generex Cost of Manufacturing Product (Baseline)                          100

Lilly Pays Generex (Baseline plus 15%)                                    115*


         End of Year 4 Example (Generex achieves 20% cost savings)

Generex Cost of Manufacturing Product                                     80

Cost Savings Adjustment (100-80) * 50%                                    10

Lilly Payment to Generex                                                  102*

[(Baseline - 2 * Cost Savings Adjustment) * 1.15] + Cost Savings Adjustment

[(100 - 2 * 10) * 1.15] + 10 = 102


         End of Year 4 Example (Generex cost exceeds Baseline)

Generex Cost of Manufacturing Product                                     102

Cost Savings Adjustment                                                   0

Lilly Payment to Generex (102 * 15%)                                      117.3*


* Subject to Section 7.1 (c) cap.


Note: Cost savings / cost increases to be re-calculated annually. Generex must maintain cost savings to continue to be eligible for such Cost Savings Adjustment.


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